UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.        )

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Filed by a Party other than the Registrant ☐

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☑  Definitive Proxy Statement

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☐  Soliciting Material Pursuant to §240.14a-12

MONEYGRAM INTERNATIONAL, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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2828 North Harwood Street, 15th Floor

Dallas, Texas 75201

April 4, 2016

Dear MoneyGram Stockholder:

You are invited to attend our 2016 Annual Meeting of Stockholders, which will be held at 8:00 a.m. Central Time on Wednesday, May 11, 2016 at the Crescent Club, located at 200 Crescent Court, Dallas, Texas 75201.

Details of the business to be conducted at the meeting are described in the attached Notice of Annual Meeting of Stockholders and proxy statement.

Your vote is important and we encourage you to vote whether or not you plan to attend the meeting. Please sign, date and return the enclosed proxy card in the envelope provided, or you may vote by telephone or on the Internet as described on your proxy card. If you plan to attend the meeting, you may vote in person.

Also enclosed is a copy of our Annual Report on Form 10-K for the year ended December 31, 2015. I encourage you to read the Annual Report on Form 10-K for information about the Company’s performance in 2015.

We look forward to seeing you at the meeting.

Sincerely,

Pamela H. Patsley

Executive Chairman

2828 North Harwood Street, 15th Floor

Dallas, Texas 75201

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

April 4, 2016

The Annual Meeting of Stockholders of MoneyGram International, Inc. will be held at 8:00 a.m. Central Time on Wednesday, May 11, 2016 at the Crescent Club, located at 200 Crescent Court, Dallas, Texas 75201 for the following purposes:

1.	To elect ten directors to serve one-year terms; and

2.	To act upon any other matters that may properly come before the meeting and any adjournment(s) or postponement(s) thereof.

Only stockholders of record of common stock at the close of business on March 18, 2016 are entitled to receive this notice and to vote at the meeting.

To assure your representation at the meeting, please vote by telephone, on the Internet using the instructions on the proxy card, or by signing, dating and returning the proxy card in the postage-prepaid envelope provided.

By Order of the Board of Directors

Francis Aaron Henry

Executive Vice President, General Counsel and

Corporate Secretary

i

ii

MONEYGRAM INTERNATIONAL, INC.

PROXY STATEMENT

PART ONE

VOTING INFORMATION

A proxy is solicited on behalf of the Board of Directors (the “Board”) of MoneyGram International, Inc. (“MoneyGram,” the “Company,” “we,” “us” or “our”) for use at the Annual Meeting of Stockholders to be held on Wednesday, May 11, 2016, beginning at 8:00 a.m., Central Time, at the Crescent Club, located at 200 Crescent Court, Dallas, Texas 75201, and at any adjournment(s) or postponement(s) thereof. We are first mailing the proxy statement and proxy card to holders of MoneyGram common stock on or about April 4, 2016.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS

FOR THE STOCKHOLDER MEETING TO BE HELD ON MAY 11, 2016

The Notice of Annual Meeting, proxy statement and 2015 Annual Report on Form 10-K are available at http://ir.moneygram.com/sec.cfm.

Who May Vote/Voting Rights

MoneyGram has two classes of capital stock outstanding: common stock and Series D Participating Convertible Preferred Stock, or D Stock.

Stockholders of record of MoneyGram common stock at the close of business on March 18, 2016, referred to herein as the record date, are entitled to receive the Notice of Annual Meeting and vote their shares at the meeting. On the record date, 53,755,794 shares of common stock and 71,281.9038 shares of D Stock were outstanding. As of the record date, the 71,281.9038 shares of D Stock, all of which are held by The Goldman Sachs Group, Inc. and its affiliates, or the Goldman Sachs Group, are convertible into 8,910,234 shares of common stock.

As of the record date, affiliates or coinvestors of Thomas H. Lee Partners, L.P., or THL, own approximately 44.2 percent of our common stock. As of the record date, the Goldman Sachs Group would own approximately 14.3 percent of our common stock on a diluted basis upon conversion of their D Stock, and THL would own approximately 37.9 percent of our common stock on a diluted basis. The D Stock, as held by the Goldman Sachs Group, is non-voting stock except for the rights to vote on limited matters specified in the Certificate of Designations, Preferences and Rights of the D Stock of the Company, none of which are being presented for a vote at this meeting.

A holder of common stock is entitled to one vote for each share of common stock held on the record date. There is no cumulative voting.

How You May Vote

You are entitled to vote at the meeting if you are a stockholder of record of common stock on the record date. You may vote in person at the meeting, by automated telephone voting, on the Internet or by proxy. If you require directions to attend the meeting, please call us at (214) 999-7552.

How You May Revoke or Change Your Vote

Proxies may be revoked or changed if you:

●	deliver a signed, written revocation letter, dated later than the proxy, to MoneyGram International, Inc., 2828 North Harwood Street, 15th Floor, Dallas, Texas 75201, Attention: Corporate Secretary;

●	deliver a signed proxy, dated later than the prior proxy, to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, New York 11717;

●	vote again by telephone or on the Internet prior to the meeting; or

●

attend the meeting and give notice to the inspector of election that you intend to vote in person rather than by proxy. Your attendance at the meeting will not revoke your proxy unless you choose to vote in person.

If your shares are held in street name by a broker, bank, trust or other nominee, you must contact such organization and follow its procedures to revoke your proxy.

Costs of Solicitation

The costs of solicitation, if any, will be borne by MoneyGram. Proxies may be solicited on our behalf by directors, officers or employees, in person or by telephone, electronic transmission or facsimile transmission. No additional compensation will be paid to such persons for such solicitation. MoneyGram will reimburse banks, brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy materials to beneficial owners of shares.

Difference between a Stockholder of Record and a Beneficial Owner of Shares Held in Street Name

If your shares are registered in your name with MoneyGram’s transfer agent, Wells Fargo Shareowner Services, you are the “stockholder of record” of those shares. In such case, the Notice of Annual Meeting and proxy statement and any accompanying documents have been provided directly to you by MoneyGram.

If your shares are not registered in your own name and, instead, your broker, bank, trust or other nominee holds your shares, you are a “beneficial owner” of shares held in “street name.” The organization holding your account is considered the stockholder of record for purposes of voting at the annual meeting. The Notice of Annual Meeting and proxy statement and any accompanying documents have been forwarded to you by your broker, bank, trust or other nominee. As the beneficial owner, you have the right to direct your broker, bank, trust or other nominee how to vote your shares by using the voting instruction card or by following their instructions for voting by telephone or on the Internet.

Votes Required/Voting Procedures

The presence at this annual meeting of stockholders, in person or by proxy, of a majority of the voting power of our common stock issued and outstanding and eligible to vote will constitute a quorum for the transaction of business at the meeting. If a quorum is not present at the meeting, the chairman of the meeting or the holders of a majority of the voting power of our common stock entitled to vote at the meeting who are present in person or by proxy at the meeting have the power to adjourn the meeting from time to time, until a quorum is present.

In general, shares of common stock either represented in person at the meeting or by a properly signed and returned proxy card, or properly voted by telephone or on the Internet, will be counted as present and entitled to vote at the meeting for purposes of determining the existence of a quorum. Proxies received but marked as abstentions and broker non-votes will be included in the voting power considered to be present at the meeting for purposes of determining a quorum. Broker non-votes are shares held of record by a broker that are not voted because the broker has not received voting instructions from the beneficial owner of the shares and the broker either lacks or declines to exercise the authority to vote the shares in its discretion.

Proxies will be voted as specified by the stockholder. Signed proxies that lack any specification will be voted “FOR” each of the Board’s director nominees. Notwithstanding the foregoing, proxies corresponding to shares held through the MoneyGram International, Inc. 401(k) Plan, or the 401(k) plan, will be voted as described below. The proxy holders will use their best judgment with respect to any other matters properly brought before the meeting. If a nominee cannot or will not serve as a director, the proxy may be voted for another person as the proxy holders decide.

Unless you provide voting instructions to any broker holding shares on your behalf, your broker may not use discretionary authority to vote your shares at the annual meeting. Please vote your proxy so your vote can be counted.

Election of Directors (Proposal 1).    Each director nominee receiving a majority of the voting power of the common stock outstanding as of the record date and voted with respect to the director will be elected as a director, provided a quorum is present at the meeting. This means that the voting power of the stock voted “FOR” a director nominee must exceed the voting power of the stock voted “AGAINST” that director nominee in order for that nominee to be elected as a director. Shares not represented at the meeting, broker non-votes and proxies marked “ABSTAIN” have no effect on the election of directors. Affiliates of THL have indicated their intent to vote all of their shares of common stock, which as of the record date represent approximately 44.2 percent of the voting power of our common stock, “FOR” each of the director nominees at this annual meeting of stockholders.

If you are a participant in MoneyGram’s 401(k) plan, your proxy will serve as a voting instruction to the Independent Fiduciary (as defined in the 401(k) plan). The Independent Fiduciary shall instruct the Trustee how to vote. The Independent Fiduciary shall follow each participant’s instructions unless it determines that doing so would be contrary to the Employee Retirement Income Security Act of 1974, as amended, or ERISA. If no voting instructions are received from a participant in the 401(k) plan, the Trustee will vote those shares in accordance with the majority of shares voted in the 401(k) plan for which instructions were received, unless the Independent Fiduciary determines that doing so would be contrary to ERISA and instructs the Trustee to vote such shares differently.

Reducing Duplicate Mailings

Because many stockholders hold shares of our common stock in multiple accounts or share an address with other stockholders, stockholders may receive duplicate mailings of notices or proxy materials. Stockholders may avoid receiving duplicate mailings as follows:

●

Stockholders of Record.    If your shares are registered in your own name and you are interested in consenting to the delivery of a single notice or single set of proxy materials, you may contact Broadridge Householding Department by phone at 1-800-542-1061 or by mail to Broadridge Householding Department, 51 Mercedes Way, Edgewood, New York 11717.

●

Beneficial Stockholders.    If your shares are not registered in your own name, your broker, bank, trust or other nominee that holds your shares may have asked you to consent to the delivery of a single notice or single set of proxy materials if there are other MoneyGram stockholders who share an address with you. If you currently receive more than one copy of the notice or proxy materials at your household and would like to receive only one copy in the future, you should contact your nominee.

●

Right to Request Separate Copies.    If you consent to the delivery of a single notice or single set of proxy materials but later decide that you would prefer to receive a separate copy of the notice or proxy materials, as applicable, for each stockholder sharing your address, then please notify Broadridge Householding Department or your nominee, as applicable, and they will promptly deliver the additional notices or proxy materials. If you wish to receive a separate copy of the notice or proxy materials for each stockholder sharing your address in the future, you may also contact Broadridge Householding Department by phone at 1-800-542-1061 or by mail to Broadridge Householding Department, 51 Mercedes Way, Edgewood, New York 11717.

PART TWO

BOARD OF DIRECTORS AND GOVERNANCE

Background

2008 Recapitalization

On March 25, 2008, MoneyGram completed a recapitalization transaction (the “2008 Recapitalization”), pursuant to the terms of an amended and restated purchase agreement (“Purchase Agreement”), dated as of March 17, 2008, with THL and affiliates of Goldman, Sachs & Co. (together with THL, the “Investors”). Pursuant to the Purchase Agreement, MoneyGram, among other things, sold shares of Series B Participating Convertible Preferred Stock (“B Stock”) to THL and shares of Series B-1 Participating Convertible Preferred Stock (“B-1 Stock”) to affiliates of Goldman, Sachs & Co. for an aggregate purchase price of $760.0 million. In addition, the Company paid $7.5 million of transaction costs relating to the issuance of the B Stock and B-1 Stock (“Series B Stock”) through the issuance of additional shares of B-1 Stock to affiliates of Goldman, Sachs & Co. The issuance of the Series B Stock gave the Investors an initial equity interest of approximately 79 percent. For additional information regarding the 2008 Recapitalization, the Purchase Agreement and related matters, see “Transactions with Related Persons” in this proxy statement. See “Part Four—Other Important Information—Security Ownership of Certain Beneficial Owners” for more information regarding the Investors’ equity interest in the Company.

2011 Recapitalization/Offering

On March 7, 2011, MoneyGram entered into a Recapitalization Agreement, pursuant to which (i) THL converted all of the shares of B Stock into shares of our common stock in accordance with MoneyGram’s Certificate of Designations, Preferences and Rights of the B Stock, (ii) the Goldman Sachs Group converted all of the shares of B-1 Stock into shares of D Stock in accordance with MoneyGram’s Certificate of Designations, Preferences and Rights of the B-1 Stock, (iii) THL received 3,520,358 additional shares of our common stock and $140.8 million in cash, and (iv) the Goldman Sachs Group received approximately 15,503 additional shares of D Stock (equivalent to 1,937,975 shares of our common stock) and $77.5 million in cash. Such transactions are referred to collectively herein as the 2011 Recapitalization. On May 18, 2011, the Company and the Investors completed the 2011 Recapitalization.

In the fourth quarter of 2011, MoneyGram closed an underwritten secondary public offering, pursuant to which the Investors sold an aggregate of 10,237,524 shares of our common stock.

Reverse Stock Split

On November 14, 2011, MoneyGram effected a one-for-eight reverse stock split of its issued and outstanding common stock. All share numbers in this proxy statement reflect the reverse stock split.

2014 Equity Transactions

On April 2, 2014, MoneyGram completed an underwritten secondary public offering by the Investors of an aggregate of 9,200,000 shares of MoneyGram’s common stock. As part of the transaction, the Goldman Sachs Group converted an aggregate of 37,957 shares of D Stock to 4,744,696 shares of common stock, which were sold as part of the transaction. The selling stockholders received all of the proceeds from the offering. Also on April 2, 2014, the Company completed the repurchase of 8,185,092 shares of common stock from the THL selling stockholders at a price of $16.25 per share. MoneyGram funded the share repurchase with a $130.0 million incremental term loan facility and cash on hand. The repurchased shares were cancelled and are no longer outstanding.

Board Representation

Pursuant to the Purchase Agreement, the Investors were provided with certain rights with respect to representation on the Board and committees of the Board, and such representatives are referred to herein as Board Representatives. Under the Purchase Agreement, THL has the right to designate two to four directors who each have equal votes and who are to have such aggregate number of votes equal to the number of directors as is proportionate to the Investors’ common stock ownership (on an as-converted basis). Therefore, each director designated by THL has multiple votes and each other director has one vote. During 2015, THL designated Seth W. Lawry and Ganesh B. Rao to serve as its Board Representatives. The Purchase Agreement also provides for the general attendance by two representatives of the Goldman Sachs Group to observe at Board meetings. However, during 2015 the Goldman Sachs Group did not designate any such representative.

So long as the Investors or their affiliates beneficially own, in the aggregate, common stock or D Stock representing an initial cost of not less than $75 million, the Investors are entitled to nominate and cause the Company to appoint replacements for the Board Representatives. If the Investors and their affiliates at any time cease to meet such ownership requirements, the Investors will have no further rights with respect to representation on the Board or committees of the Board and, if so requested by the Company, will promptly cause the Board Representatives to resign, and take all other action reasonably necessary, or reasonably requested by the Company, to cause the prompt removal of, the Board Representatives.

Board Structure and Composition

The Company’s Amended and Restated Certificate of Incorporation, as amended, and Amended and Restated Bylaws provide that each director of the Company is elected for a one-year term by the vote of a majority of the voting power of the common stock outstanding as of the record date and voted with respect to the director, provided that in contested elections, the directors shall be elected by a plurality of the voting power of the common stock. Subject to certain rights of the Investors, the number of directors on the Board shall be fixed by a majority of the whole Board, but shall not be more than seventeen nor less than three. If a vacancy occurs, including as a result of an increase in the authorized number of directors, the vacant directorship may be filled by the affirmative vote of a majority of the votes of the remaining directors for a term expiring at the next annual meeting of stockholders, subject to certain rights provided to the Investors under the Purchase Agreement. Each director holds office until a successor has been duly elected and qualified.

The Board is currently comprised of ten members: six independent directors (as defined below), two Board Representatives, Pamela H. Patsley, Executive Chairman of the Board, and W. Alexander Holmes, Chief Executive Officer, or CEO, of the Company. J. Coley Clark, Victor W. Dahir, Ambassador Antonio O. Garza, Michael P. Rafferty, W. Bruce Turner and Peggy Vaughan currently serve as independent directors on the Board. An “independent director” means a director or director nominee who satisfies all standards for independence under the Nasdaq Stock Market, or Nasdaq, listing standards. Messrs. Lawry and Rao currently serve as Board Representatives, pursuant to the rights of the Investors under the Purchase Agreement. Pamela H. Patsley served as the Company’s CEO through December 31, 2015, and has served as Executive Chairman of the Board since January 1, 2016. Mr. Holmes was appointed as the Company’s CEO effective January 1, 2016 and was elected to the Board on December 10, 2015. Each of the Company’s current directors is seeking re-election at the 2016 annual meeting of stockholders.

Director Independence

Because the Board Representatives have the majority of the votes of our Board, the Company has elected to be treated as a “controlled company” for purposes of the Nasdaq listing standards. As a result, the Nasdaq listing standards do not require our Board to be comprised of at least a majority of independent directors or our Human Resources and Nominating Committee to be comprised entirely of independent directors. The Nasdaq listing standards do, however, require our Audit Committee to be comprised entirely of independent directors. The Board has determined that the following directors or director nominees are independent within the meaning of the Nasdaq listing standards: Ms. Vaughan, Messrs. Clark, Dahir, Rafferty and Turner and Amb. Garza.

Board Meetings

The Board held 7 meetings during 2015. Each director attended at least 75 percent of the aggregate number of meetings of the Board and meetings of the committees on which the director served.

Attendance at Annual Stockholder Meetings

Under our Corporate Governance Guidelines, directors are expected to attend the annual meeting of stockholders, Board meetings and meetings of committees on which they serve. Each director attended the 2015 annual meeting of stockholders.

Meetings of Non-Management Directors

The Board schedules regular executive sessions of the non-management directors. The Board chooses one of its non-management members to preside over each such executive session of non-management directors. In 2015, the Board held five executive sessions of the non-management directors, which included all directors except Ms. Patsley and Mr.  Holmes.

Meetings of Independent Directors

Pursuant to our Corporate Governance Guidelines and the Nasdaq listing standards, the Board schedules an executive session of the independent directors at least twice annually. In 2015, the Board held four executive sessions of the independent directors. The Company does not have a lead independent director. The Board does, however, choose one independent director to preside over each executive session of independent directors.

Board Leadership Structure

The Board reviews its leadership structure periodically. Effective January 1, 2016, Mr. Holmes was elected CEO of the Company, succeeding Ms. Patsley, who continues to serve as the Executive Chairman of the Board. We believe that separating the roles of Chairman and CEO at this time is in the best interests of the Company and its stockholders as it affords the benefits of Ms. Patsley’s knowledge and experience throughout the CEO transition, building on the strong collaborative partnership that Ms. Patsley and Mr.  Holmes have developed over the last six years.

Board’s Role in Risk Oversight

The Board is responsible for providing oversight of risk management functions, including the Company’s policies and strategies relating to the management of credit, liquidity, market, financial and operational risks. The Board regularly assesses management’s response to critical risks and recommends changes to management, including changes in leadership, where appropriate.

The Board meets periodically with key members of management to review the Company’s business and agree upon its strategy and the risks involved with such strategy. Management and the Board discuss the amount of risk the Company is willing to accept related to implementing our strategy. On a periodic basis throughout the year, management responsible for managing credit, liquidity, market, financial and key operational risks, including legal, regulatory compliance, fraud, information technology and security, meet directly with the Board and with the Audit Committee to provide an update on key risks and their processes and systems to manage the risks. The Board approves management’s policies related to key risk areas and provides timely input to management regarding risk issues and the appropriateness of management’s response. The Board also approves actions surrounding our capital structure, debt agreements, dividend and interest payments, and legal settlements, evaluates potential key acquisitions, and approves the annual budget. Key finance, accounting and treasury management meet directly with the Board to provide an update on our financial results.

The Board delegates responsibility for overseeing certain risks to the Audit Committee. The Audit Committee monitors the quality and integrity of our financial statements and, along with the Compliance and Ethics Committee, our compliance with legal and regulatory requirements. The Audit Committee is also responsible for understanding risk assessment and risk management policies. The internal audit function reports directly to the Audit Committee and is responsible for testing, on a risk basis, management’s compliance with policies and procedures. On an annual basis, the Audit Committee reviews the internal audit function and internal audit reports and regularly meets with management regarding updates on key risks and their processes and systems to manage the risks. The Audit Committee also reviews and approves the annual audit plan and regularly reports to the Board. For additional information with respect to the Audit Committee, see “Part Two—Board of Directors and Governance—Board Committees—Audit Committee” in this proxy statement.

Board Committees

The Board currently maintains two standing committees: the Audit Committee and Human Resources and Nominating Committee. As a “controlled company” under the Nasdaq listing standards, MoneyGram is not required to maintain compensation and nominating committees comprised only of independent directors. In addition, we have established a Compliance and Ethics Committee comprised of certain non-employee members of the Board.

Audit Committee

The Audit Committee currently consists of Ms. Vaughan and Messrs. Dahir (Chair), Rafferty and Turner.

The Audit Committee has been established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended, or the Exchange Act. Membership on the Audit Committee is limited to independent directors, and the Board has determined that each member of the Audit Committee is an independent director under the Nasdaq listing standards and the rules of the Securities and Exchange Commission, or the SEC. The Board has also determined that all members of the Audit Committee are financially literate under the Nasdaq listing standards and that Messrs. Dahir and Rafferty each qualify as an “audit committee financial expert” under the rules of the SEC and possess “financial sophistication” as defined under the Nasdaq listing standards. No member of the Audit Committee simultaneously served on the audit committee of more than three public companies during 2015.

The Audit Committee held eight meetings in 2015. The Board has adopted a separate written charter for the Audit Committee, which is available at ir.moneygram.com. A copy of the Audit Committee charter is also available in print to any stockholder who submits a request to MoneyGram International, Inc., 2828 North Harwood Street, 15th Floor, Dallas, Texas 75201, Attention: Corporate Secretary.

The Audit Committee reports regularly to the Board and annually evaluates its own performance. The Audit Committee meets periodically during the year, in conjunction with regular meetings of the Board, and to review quarterly earnings and related press releases and management’s discussion and analysis of financial condition and results of operation for inclusion in our quarterly reports on Form 10-Q and our annual report on Form 10-K filed with the SEC. The Audit Committee appoints our independent registered public accounting firm and assists the Board in monitoring the quality and integrity of our financial statements, the independence and performance of our internal auditor and our independent registered public accounting firm, and, along with the Compliance and Ethics Committee, our compliance with legal and regulatory requirements. The Audit Committee meets regularly in executive session with our independent registered public accounting firm. The independent registered public accounting firm reports directly to the Audit Committee, and the head of the Company’s internal audit function reports directly to the Audit Committee Chair. For additional information regarding the responsibilities of the Audit Committee, see “Part Two—Board of Directors and Governance—Board’s Role in Risk Oversight” in this proxy statement.

Human Resources and Nominating Committee

The Human Resources and Nominating Committee, or the HRNC, currently consists of Messrs. Clark (Chair) and Lawry and Amb. Garza.

The HRNC held six meetings in 2015. The Board has adopted a separate written charter for the HRNC, which is available at ir.moneygram.com. A copy of the HRNC charter is also available in print to any stockholder who submits a request to MoneyGram International, Inc., 2828 North Harwood Street, 15th Floor, Dallas, Texas 75201, Attention: Corporate Secretary.

The HRNC reports regularly to the Board and annually evaluates its own performance. It meets periodically during the year, in conjunction with regular meetings of the Board. The HRNC oversees development and implementation of a compensation strategy designed to enhance profitability and fundamental value for the Company. It also reviews and approves the salary and other compensation of the Chairman and CEO and our other executive officers, as well as the compensation and benefits of our non-employee directors. The HRNC determines incentive compensation targets and awards under various compensation plans and makes grants of stock options and other awards under our stock incentive plans. The HRNC also approves the grant of equity compensation to executive officers of the Company, and has delegated authority to the CEO and the chief human resources officer for the recruitment and promotional grants of equity compensation to non-executive officers. During 2015, the HRNC utilized the services of Lyons, Benenson & Company Inc., or LB&Co., as its compensation consultant. In 2015, LB&Co. assisted the HRNC with an evaluation of the Company’s peer group and executive and director compensation matters. For additional information regarding our compensation consultant, see “Part Four—Other Important Information—Compensation Discussion and Analysis—Role of the Compensation Consultant” in this proxy statement.

The HRNC is also responsible for recommending to the Board a slate of directors for election by the stockholders at each annual meeting and for proposing candidates to fill any vacancies on the Board. The HRNC is also responsible for assessing the Board’s performance and reviewing our Corporate Governance Guidelines. The HRNC may form subcommittees and delegate authority to such subcommittees when appropriate and when unanimously approved by the HRNC.

Compliance and Ethics Committee

The Compliance and Ethics Committee currently consists of Amb. Garza (Chair) and Messrs. Lawry, Rao and Turner. This committee, among other things, oversees the Company’s programs, policies and procedures regarding compliance with applicable laws and regulations, including the Company’s Code of Conduct, anti-corruption policy and anti-fraud and anti-money laundering policies and oversees the activities of the Company’s chief compliance officer with respect thereto. The Compliance and Ethics Committee also oversees the Company’s compliance with the Deferred Prosecution Agreement (the “DPA”) entered into among the Company and the U.S. Department of Justice and the U.S. Attorney’s Office for the Middle District of Pennsylvania.

Compensation Committee Interlocks and Insider Participation

The directors that served as members of the HRNC during the year ended December 31, 2015 were Messrs. Clark (Chair), Lawry and Amb. Garza. No member of the Company’s HRNC is a current or former officer or employee of the Company. During the year ended December 31, 2015, none of our executive officers served as a director or member of the compensation committee (or other committee performing similar functions) of another entity when an executive officer of such entity served as a director of the Company or on the HRNC.

Communications with the Board

Stockholders or other interested parties may communicate with our non-management directors as a group, committees of the Board or individual directors by writing to MoneyGram International, Inc., 2828 North Harwood Street, 15th Floor, Dallas, Texas 75201, Attention: Corporate Secretary. Upon receipt, the Corporate Secretary will forward all such correspondence, as appropriate. Complaints and concerns regarding MoneyGram may also be reported anonymously and confidentially via MoneyGram’s Ethics Line at 800-494-3554. Our Policy on Communications with the Board is contained in our Corporate Governance Guidelines, which are posted at ir.moneygram.com. Copies of the Guidelines are also available in print to any stockholder who submits a request to MoneyGram International, Inc., 2828 North Harwood Street, 15th Floor, Dallas, Texas 75201, Attention: Corporate Secretary.

Director Nominee Criteria and Process

Our Corporate Governance Guidelines describe the process for selection of director nominees, including desired qualifications. Although there are no minimum qualifications for nominees, a candidate for Board service must possess the ability to apply good business judgment, have demonstrated the highest level of integrity, be able to properly exercise the duties of loyalty and care in the representation of the interests of our stockholders and must be able to represent all of our stockholders fairly and equally. Candidates should also exhibit proven leadership capabilities, and experience in business, finance, law, education, technology or government. In addition, candidates should have an understanding of major issues facing public companies similar in scope to MoneyGram. Experience in payments, financial services, technology or consumer products is an added benefit. Candidates must have, and be prepared to devote, adequate time to the Board and its committees. Although no formal policy exists, the HRNC seeks to promote through the nomination process an appropriate diversity of experience (including international experience), expertise, perspective, age, gender and ethnicity, and includes such diversity considerations when appropriate in connection with potential nominees. The Board will also consider the independence of a nominee under the Nasdaq listing standards and applicable SEC regulations.

In general, candidates for membership to the Board are evaluated, regardless of the source of the nomination, by the HRNC for recommendation to the Board in accordance with its charter and the procedures described in the Corporate Governance Guidelines.

A stockholder who wishes to nominate a person for the election of directors must ensure that the nomination complies with our Bylaw provisions on making stockholder nominations at an annual meeting. For information regarding stockholder proposals for our 2017 annual meeting of stockholders, see the section entitled “Part Four—Other Important Information—Stockholder Proposals for the 2017 Annual Meeting” in this proxy statement.

So long as the Investors or their affiliates own, in the aggregate, common stock or D Stock representing an initial cost of not less than $75 million, they are entitled to nominate and cause the Company to appoint replacements for the Board Representatives. See “Part Two—Board of Directors and Governance—Board Representation” for more information regarding the Investors’ rights with respect to representation on the Board.

Other Corporate Governance Matters

Corporate Governance Guidelines.    Our Board has adopted Corporate Governance Guidelines that describe corporate values and ethical business conduct, duties of directors, Board operations and committee matters, director qualifications and selection process, director compensation, director independence standards, director retirement age, CEO evaluation, management succession, process for stockholders or other interested parties to communicate with directors and annual Board evaluations. The Guidelines are available at ir.moneygram.com. Copies of the Guidelines are also available in print to any stockholder who submits a request to MoneyGram International, Inc., 2828 North Harwood Street, 15th Floor, Dallas, Texas 75201, Attention: Corporate Secretary.

Code of Conduct.    All of our directors and employees, including our principal executive officer, principal financial officer, principal accounting officer and controller, or persons performing similar functions, are subject to our Code of Conduct and the provisions regarding corporate values and ethical business conduct contained in our Corporate Governance Guidelines. These documents are available at ir.moneygram.com. Copies of these documents are also available in print to any stockholder who submits a request to MoneyGram International, Inc., 2828 North Harwood Street, 15th Floor, Dallas, Texas 75201, Attention: Corporate Secretary. The Company intends to satisfy the disclosure requirement under Item 5.05 of Form 8-K regarding any amendment to, or waiver from, our Code of Conduct by posting such information on our website.

Committee Authority to Retain Independent Advisors.    Each committee of the Board has the authority to retain independent advisors and consultants, with all fees and expenses to be paid by the Company.

Whistleblower Procedures.    The Audit Committee has established procedures for complaints whereby employees of the Company may submit a good faith complaint of workplace practices or policies that they believe to be in violation of law, against public policy, fraudulent or unethical, including accounting, internal accounting controls or auditing matters, without fear of dismissal or retaliation. MoneyGram is committed to achieving compliance with all applicable securities laws and regulations, accounting standards, accounting controls and auditing practices. In order to facilitate the reporting of employee complaints, the Audit Committee has established procedures for the receipt, retention and treatment of complaints, and confidential, anonymous submission by employees of concerns regarding such questionable matters.

Disclosure Committee.    We have established a Disclosure Committee comprised of members of management and chaired by our Corporate Controller to assist in fulfilling our obligations to maintain disclosure controls and procedures and to coordinate and oversee the process of preparing our periodic securities filings with the SEC.

Asset/Liability Committee.    We have established an Asset/Liability Committee comprised of members of management and chaired by our Executive Vice President and Chief Financial Officer to oversee and make recommendations to the Board regarding financial policies and procedures of the Company.

No Executive Loans.    We do not extend loans to our executive officers or directors and do not have any such loans outstanding.

Majority Vote Standard.    In an uncontested election, our Bylaws require directors to be elected for a one-year term by the vote of the majority of the voting power of the voting stock outstanding as of the record date and voted with respect to the director. A majority of the votes cast means that the voting power of the stock voted “FOR” a director must exceed the voting power of the stock voted “AGAINST” that director. In a contested election, a situation in which the number of nominees exceeds the number of directors to be elected as of a date that is 14 days in advance of the date of filing of the definitive proxy statement, the standard for election of directors would be a plurality of the voting power of the stock represented in person or by proxy at any such meeting and entitled to vote on the election of directors. A plurality means that the nominees receiving the highest percentage of voting power of the stock would be elected. If a nominee who is serving as a director is not elected at this annual meeting of stockholders, under Delaware law the director would continue to serve on the Board as a “holdover director.” However, under our Bylaws, any director who fails to be elected must offer to tender his or her resignation to the Board. The HRNC will then make a recommendation to the Board whether to accept or reject the resignation, or whether other action should be taken. The Board will act on the HRNC’s recommendation and publicly disclose its decision and the rationale behind it within 90 days from the date the election results are certified. The director who tenders his or her resignation will not participate in the Board’s decision. If a nominee who was not already serving as a director is not elected at the annual meeting of stockholders, under Delaware law that nominee would not become a director and would not serve on the Board as a “holdover director.”

PART THREE

PROPOSAL TO BE VOTED ON AT THE 2016 ANNUAL MEETING

PROPOSAL 1: ELECTION OF DIRECTORS

Director Nominees—Qualifications and Background

The following individuals are nominated as directors for terms expiring at the 2017 annual meeting of stockholders: Mmes. Patsley and Vaughan, Messrs. Clark, Dahir, Holmes, Lawry, Rafferty, Rao and Turner and Amb. Garza. Each of these individuals is currently serving as a director of the Company. Each of the nominees has consented to being named in this proxy statement and to serve as a director if elected. Each nominee elected as a director will continue in office until his or her successor has been elected and qualified or until his or her death, resignation or retirement. If any nominee is unable to serve, proxies will be voted in favor of the remaining nominees and may be voted for another person nominated by the Board. In making its recommendation to the Board for a slate of directors for election by the Company’s stockholders, the HRNC considered the criteria described in “Part Two—Board of Directors and Governance—Director Nominee Criteria and Process” in this proxy statement. The biographies of each of the director nominees below contain information regarding age, the year they first became directors, business experience, other public company directorships held currently or at any time during the last five years, involvement in certain legal or administrative proceedings, if applicable, and the experience, qualifications, attributes or skills that caused the HRNC to determine that they should serve as directors of the Company.

J. Coley Clark, 70, Director since 2010

Mr. Clark has been Co-Chairman of the Board of BancTec, Inc., a global provider of document and payment processing solutions, since 2014, and, prior to that, was Chairman of the Board and Chief Executive Officer of BancTec, Inc. since September 2004. In 2004, Mr. Clark retired from Electronic Data Systems Corporation, or EDS, an outsourcing services company that was acquired by Hewlett-Packard in 2008, as Senior Vice President and head of the Financial and Transportation Industry Group. He joined EDS in 1971 in the Systems Engineering Development Program and progressed through a variety of technical, sales and management roles related to the financial and insurance industries. He assumed responsibility for the Financial Industry Group in 1986 and was named a corporate officer in 1989. Mr. Clark was appointed a Senior Vice President in 1996 and served as a member of the Global Operations Council at EDS, which was the senior management group within the company. In addition, Mr. Clark served three years in the U.S. Army, attaining the rank of Captain, and served as a company commander in Europe and Southeast Asia.

Director Criteria:    Mr. Clark brings over 30 years of experience in the financial industry to the Board. Through his current position as Co-Chairman of the Board and previously as Chief Executive Officer of BancTec, Inc. and his numerous positions at EDS, Mr. Clark has demonstrated his strong leadership skills and his ability to understand day-to-day operations, as well as the broader strategic issues facing a public company. In addition, Mr. Clark’s prior service on public company boards and committees provides him with a broad perspective on various governance and other matters.

Victor W. Dahir, 70, Director since 2010

Mr. Dahir worked for Visa U.S.A. Inc. (now Visa Inc.), a global payment technology company, from 1984 until his retirement in 2005, most recently as Executive Vice President, Finance and Administration and Chief Financial Officer of Inovant LLC, a subsidiary of Visa. He served as the Chief Financial Officer of Visa Inc. from 1991 to 2004 and held other positions of increasing responsibility from 1984 to 1991.

Director Criteria:    Mr. Dahir brings over 40 years of finance and accounting experience to the Board, including serving over 15 years as Chief Financial Officer of Visa Inc. Through these years Mr. Dahir has developed an expertise in financial services and has gained experience in several other areas that are valuable to the Board, including risk management, technology, legal, relationship management and banking regulation.

Antonio O. Garza, 56, Director since 2012

Amb. Garza has served as Counsel in the Mexico City office of White & Case LLP, an international law firm, since 2009. From 2002 to 2009, Amb. Garza was the U.S. Ambassador to Mexico. Prior to that time Amb. Garza served as chairman of the Texas Railroad Commission, having been elected to that statewide office in 1998. Mr. Garza is a past partner at Bracewell & Patterson LLP (now Bracewell & Giuliani LLP) and served as Secretary of State of the State of Texas and Senior Policy Advisor to the Governor of the State of Texas from 1994 to 1997. Amb. Garza currently serves as a director of Basic Energy Services, Inc., a well site service company to oil and gas companies, and Kansas City Southern, a railroad company. Amb. Garza serves on the Board of Trustees of Southern Methodist University and the president of the Board of the Texas Exes, the alumni association of the University of Texas at Austin.

Director Criteria:    Amb. Garza brings to the Board an extensive government and regulatory background and deep experience with international business, especially in Mexico and Latin America. Amb. Garza also has valuable perspective balancing management of initiatives to achieve corporate objectives in highly regulated environments both in the U.S. and Mexico.

W. Alexander Holmes, 41, Director since 2015

Mr. Holmes has served as CEO of the Company since January 1, 2016. Prior to that, Mr. Holmes was Executive Vice President, Chief Financial Officer and Chief Operating Officer of the Company since February 2014 and Executive Vice President and Chief Financial Officer since March 2012. He joined the Company in 2009 as Senior Vice President of Corporate Strategy and Investor Relations. From 2003 to 2009, Mr. Holmes served in a variety of positions at First Data Corporation, including chief of staff to the Chief Executive Officer, Director of Investor Relations and Senior Vice President of Global Sourcing & Strategic Initiatives. From 2002 to 2003, he managed Western Union’s Benelux region from its offices in Amsterdam.

Director Criteria:    Mr. Holmes leads the Company as the CEO and brings to the Board extensive knowledge of the Company and its strategy gained through his demonstrated leadership and performance in all aspects of our business. Through his numerous executive positions at the Company and in other roles in the payment services industry, Mr. Holmes has also gained experience in business operations, finance, international business and strategy development.

Seth W. Lawry, 51, Director since 2008

Mr. Lawry is a Managing Director of Thomas H. Lee Partners, L.P. and worked at THL from 1989 to 1990, rejoining the firm in 1994. From 1987 to 1989 and 1992 to 1994, Mr. Lawry worked at Morgan Stanley & Co. Incorporated, a global financial services company (“Morgan Stanley”), in the Mergers & Acquisitions, Corporate Finance and Equity Capital Markets Departments. He currently serves as a director of various private and non-profit institutions, including Agencyport Software Ltd., a provider of software systems to the insurance industry, and CompuCom Systems, Inc.

Other public company boards served on in the past five years:    Warner Music Group Corp. (2004-2011).

Director Criteria:    Mr. Lawry is one of the Board Representatives designated by THL, as discussed above in “Part Two—Board of Directors and Governance.” Mr. Lawry brings over 25 years of finance, banking and managerial experience to the Board that he gained from his positions at THL and Morgan Stanley, including experience in mergers and acquisitions and capital markets. In addition, his service as a director at various public and private companies and non-profit institutions provides him with unique and valuable perspectives that he shares with the Board.

Pamela H. Patsley, 59, Director since 2009

Ms. Patsley has been Executive Chairman of the Company since January 1, 2016. Ms. Patsley was Chairman and CEO of the Company from September 2009 to December 2015 and Executive Chairman of the Company from January to September 2009. Prior to that, Ms. Patsley served as Senior Executive Vice President of First Data Corporation, a global payment processing company, and from May 2002 to October 2007, Ms. Patsley served as President of First Data International. From 1991 to 2000, Ms. Patsley served as President and Chief Executive Officer of Paymentech, Inc., prior to its acquisition by First Data Corporation. Ms. Patsley also served as Chief Financial Officer of First USA, Inc. She currently serves as a director of Texas Instruments, Inc., a semiconductor design and manufacturing company; and Dr Pepper Snapple Group, Inc., a beverage company.

Director Criteria:    Ms. Patsley brings to the Board a wealth of knowledge and expertise, as well as leadership experience, that she gained through numerous executive positions that she has held throughout the years, including serving as Chief Executive Officer, Chief Financial Officer and president of various companies in the payment services industry. Through these roles she has also gained experience in the area of international business. In addition, Ms. Patsley’s service as a director at several public companies throughout the years has provided her with unique insights into various industries and issues facing boards.

Michael P. Rafferty, 61, Director since March 2016

Mr. Rafferty was a member of Ernst & Young LLP, a global public accounting firm, from 1975 until his retirement in 2013. He was admitted as a Partner of Ernst & Young LLP in 1988 and served as the Audit Practice Leader for the Southwest Region from 2004 until 2013. During his career with Ernst & Young LLP, he primarily served clients in the financial services and healthcare industries. Mr. Rafferty currently serves as a director and chairman of the audit committee of Triumph Bancorp, Inc., a financial holding company with a diversified line of community banking, commercial finance and asset management activities. Mr. Rafferty is a Certified Public Accountant licensed in Texas.

Director Criteria:    Mr. Rafferty brings extensive financial and accounting knowledge and experience in the financial services industry to the Board as a result of his nearly 40-year tenure with Ernst & Young LLP, current service as a director and chairman of the audit committee of another public company and background as a Certified Public Accountant.

Ganesh B. Rao, 39, Director since 2008

Mr. Rao is a Managing Director of Thomas H. Lee Partners, L.P. Mr. Rao worked at THL from 2000 to 2002 and rejoined the firm in 2004. From 1998 to 2000, Mr. Rao worked at Morgan Stanley in the Mergers & Acquisitions Department.

Other public company boards served on in the past five years:    Nielsen Holdings N.V. (2013-2014).

Director Criteria:    Mr. Rao is one of the Board Representatives designated by THL, as discussed above in “Part Two—Board of Directors and Governance.” Mr. Rao brings significant finance and business experience, including mergers and acquisitions experience, to the Board that he gained through his positions at THL and Morgan Stanley. Mr. Rao’s viewpoints and ability to communicate and work with management have proven valuable to the Board.

W. Bruce Turner, 56, Director since 2010

Mr. Turner served as the Chief Executive Officer of Lottomatica S.p.A., a global lottery operations and technology services company, from 2006 to 2008. From 2002 to 2006, he served as Chief Executive Officer, as well as other executive roles, of GTECH Holdings Corporation, a global technology services company in the government regulated lottery industry, and now a subsidiary of Lottomatica. From 2001 to 2002, Mr. Turner served as Chairman of GTECH and from 2000 to 2001, he served as Chairman and Acting Chief Executive Officer. Prior to joining GTECH, Mr. Turner was the Managing Director, Gaming Equity Research, of Salomon Smith Barney Inc. from 1993 to 1999.

Other public company boards served on in the past five years:    Lottomatica S.p.A. (2006-2011).

Director Criteria:    Mr. Turner brings significant leadership experience, financial acumen and regulatory experience to the Board that he gained through the numerous executive positions that he has held throughout the years, including serving as chairman of the board and chief executive officer of a public company. Mr. Turner also has substantial public company board and committee experience, through which he has handled a variety of governance, audit, regulatory and international issues. From this experience, Mr. Turner has been able to provide the Board with a diverse perspective and valuable insights.

Peggy Vaughan, 62, Director since 2014

Ms. Vaughan was elected to the Board in February 2014. Ms. Vaughan currently advises portfolio companies in technology, life sciences, consumer goods, financial services and media industries, and also serves on the advisory committee for TWV Capital Management, LLC. From 1979 to 2001, Ms. Vaughan held various consulting positions of increasing responsibility with PricewaterhouseCoopers (“PwC”), becoming a partner in 1988 and serving on the PwC U.S. Board of Partners and Global Oversight Board. Following the acquisition of PwC Consulting by IBM in 2002, Ms. Vaughan served as a member of the Global Management Board with responsibility for the integration of consulting practices and also served as the global leader of consulting services lines.

Director Criteria:    Ms. Vaughan’s experience includes more than 25 years leading large-scale strategic, operational improvement, restructuring, technology and change management engagements. Her expertise includes information technology governance, digital technology, mergers and acquisitions and transaction integration, business strategy and operational management processes for industries such as energy, high technology, consumer products, financial services and telecommunications.

Director Compensation

The HRNC is responsible for reviewing the total compensation of non-employee directors, including cash and equity compensation, and, from time to time, recommending adjustments to such compensation, as appropriate, to the Board. For 2015, non-employee directors of MoneyGram received compensation in the form of annual cash and equity retainers. While MoneyGram does not pay meeting fees, the Company does reimburse its directors for reasonable out-of-pocket expenses incurred in connection with a director’s Board service.

MoneyGram’s philosophy for non-employee director compensation is to provide competitive compensation, both cash and equity, to ensure the Company’s ability to attract and retain highly qualified individuals to serve on our Board. For 2015, on the basis of a competitive analysis undertaken by LB&Co., the HRNC’s current independent consultant, non-employee directors (other than the Board Representatives) received the following compensation:

●	Each Committee Chair received an annual cash retainer of $20,000.

●	Each non-employee director who was not a Committee Chair, but who served on two Committees of the Board, received an annual multiple committee service cash retainer of $10,000.

●	Each non-employee director also received a cash retainer of $100,000, paid in arrears in four equal installments on the first business day following each calendar quarter.

●

The annual equity retainer for non-employee directors was granted as restricted stock units, or RSUs, having a fair market valuation of $100,000 at the time of grant, rounded up to the next whole share in order to avoid the issuance of fractional shares. Annual equity retainers for non-employee directors are coincident each year with the date of the annual stockholders’ meeting. These RSUs vest one year from the date of grant.

The following table sets forth information on the compensation of MoneyGram’s non-employee directors for the fiscal year ended December 31, 2015. Mr. Holmes and Ms. Patsley are compensated only in their capacity as executive officers of the Company, and do not receive any additional compensation for their services as directors. The total compensation provided to Mr. Holmes and Ms. Patsley for service during 2015 is set forth in the Summary Compensation Table.

NON-EMPLOYEE DIRECTOR	FEES EARNED OR PAID IN CASH (4)	STOCK AWARDS (5)	TOTAL
J. Coley Clark	$120,000	$100,008	$220,008
Victor W. Dahir	$120,000	$100,008	$220,008
Antonio O. Garza	$120,000	$100,008	$220,008
Thomas M. Hagerty(1)(2)	—	—	—
Seth W. Lawry(1)	—	—	—
Michael P. Rafferty(3)	—	—	—
Ganesh B. Rao(1)	—	—	—
W. Bruce Turner	$110,000	$100,008	$210,008
Peggy Vaughan	$100,000	$100,008	$200,008

(1)	THL Directors’ Compensation: In connection with the settlement of certain stockholder litigation in 2012, THL agreed to waive any compensation for its Board Representatives.

(2)	Resigned Director: Mr. Hagerty served on the MoneyGram board of directors until our 2015 annual meeting of stockholders on May 8, 2015.

(3)	Director Elected in February 2016: Mr. Rafferty was elected to the Board in March 2016 and, therefore, received no compensation for the fiscal year ended December 31, 2015.

(4)	Cash Compensation: For the year 2015, except as noted above, each of our non-employee directors received an annual cash retainer of $100,000 for Board service. MoneyGram also paid an annual cash retainer of $20,000 to each Committee Chair. Additionally, each non-employee director who was not a Committee Chair but who served on two Committees of the Board was paid an annual multiple committee service cash retainer of $10,000.

(5)

Stock Awards:    These awards constitute the aggregate stock awards granted to each of our non-employee directors for the year ended December 31, 2015. In 2015, each of our non-employee directors other than the Board Representatives received an equity grant of 9,961 RSUs, which RSUs had a grant-date fair value, calculated in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 (“FASB ASC 718”), of $100,008, for Board service. Award amount reflects RSUs with a grant date fair market value equal to $100,000, rounded up to the next whole share in order to avoid the issuance of fractional shares. These grants, which were made on May 8, 2015, will vest in full on the first anniversary of the date of grant, or May 8, 2016. The grant date fair values of the RSUs reported above have been determined based on the assumptions and methodologies set forth in Note 12—Stock-Based Compensation of the Notes to the Consolidated Financial Statements in our 2015 Annual Report on Form 10-K. As of December 31, 2015, each of our non-employee directors (other than the Board Representatives and Mr. Rafferty, who was elected to the Board in March 2016) held 9,961 outstanding, unvested RSUs.

Director Stock Ownership Guidelines

The Board has adopted Stock Ownership Guidelines that require each non-employee director to own equity at least equal in value to three times the amount of the annual cash retainer payable to non-employee directors. Directors are expected to achieve these ownership levels within the later of five years of the implementation of the guidelines or five years of their election to the Board. To determine the value of each director’s equity ownership, and for the purposes of satisfying the ownership guidelines, the following forms of equity will be included in the value calculation: shares beneficially owned by the incumbent, his or her spouse and/or minor children, whether owned outright or in trust; and any time-based restricted stock or RSUs.

Board Voting Recommendation

The Board unanimously recommends to the stockholders that they vote “FOR” the election of each director nominee.

Affiliates of THL have indicated their intent to vote all of their shares of common stock, which as of the record date represents approximately 44.2 percent of the voting power of our common stock, “FOR” each of the director nominees at this annual meeting of stockholders.

PART FOUR

OTHER IMPORTANT INFORMATION

INFORMATION REGARDING INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Deloitte & Touche LLP, or Deloitte, served as our independent registered public accounting firm for the fiscal year ended December 31, 2015. Representatives of Deloitte are expected to be present at this annual meeting of stockholders and will have the opportunity to make a statement and to respond to appropriate questions.

The Audit Committee has not yet selected an independent registered public accounting firm for the fiscal year ending December 31, 2016. The Audit Committee has determined that it is in the best interests of the Company and its stockholders to initiate a comprehensive, competitive process to select an independent registered public accounting firm to perform such audit. Once this process has concluded, the Audit Committee will select our independent registered public accounting firm for the fiscal year ending December 31, 2016. The Company has invited Deloitte, who has served as our independent registered public accounting firm since 2004, to participate in this process. Because this process has not been concluded, we are not asking stockholders to ratify the appointment of any auditor as our independent registered public accounting firm for the fiscal year ending December 31, 2016. Going forward, as has been our practice, we expect the appointment of our independent registered public accounting firm to be presented to the stockholders for ratification at each annual meeting of stockholders, even though not required by our Bylaws or otherwise. The Audit Committee, which is solely responsible for appointing and terminating our independent registered public accounting firm, may in its discretion direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of MoneyGram and its stockholders.

Independent Registered Public Accounting Firm Fees

Fees for professional services provided by Deloitte for fiscal years 2015 and 2014, including related expenses, are as follows (in thousands):

	2015	2014
Audit fees(1)	$2,432	$1,993
Audit-related fees(2)	$392	$508
Tax fees(3)	$885	$7
All other fees	$—	$—

Total fees	$3,709	$2,508

(1)	Audit fees for 2015 and 2014 include the audit of MoneyGram’s consolidated financial statements, including quarterly reviews, the audit of management’s assessment of the design and effectiveness of MoneyGram’s internal control over financial reporting, international statutory audits and the separate audit of the financial statements of our subsidiary MoneyGram Payment Systems, Inc., as required for compliance and regulatory purposes.

(2)	Audit-related fees for 2015 and 2014 include professional fees for regulatory compliance filings in certain countries and two audits performed in accordance with Statement on Standards for Attestation Engagements (SSAE) No. 16, Reporting on Controls at a Service Organization. The SSAE 16 audits encompass internal controls for the Company’s general controls over information technology and for official check processing and electronic payments services.

(3)	Tax fees in 2015 consist of approximately $7,000 for tax compliance services, including the preparation, review and filing of tax returns, and approximately $878,000 for other tax advisory services. Tax fees in 2014 consist of approximately $7,000 for tax compliance services, including the preparation, review and filing of tax returns.

Audit Committee Approval of Audit and Non-Audit Services

The Audit Committee pre-approves all audit, audit-related and permitted non-audit services provided by the independent registered public accounting firm, including the fees and terms for those services. The Audit Committee has adopted a policy and procedures governing the pre-approval process for audit, audit-related and permitted non-audit services. The Audit Committee pre-approves audit and audit-related services in accordance with its review and approval of the engagement letter and annual service plan with the independent registered public accounting firm. Tax consultation and compliance services are considered by the Audit Committee on a project-by-project basis. Non-audit and other services will be considered by the Audit Committee for pre-approval based on business purpose, reasonableness of estimated fees and the potential impact on the firm’s independence. The Chair of the Audit Committee is authorized to grant pre-approval of audit, audit-related or permissible non-audit services on behalf of the Audit Committee and is required to review such pre-approvals with the full Audit Committee at its next meeting.

AUDIT COMMITTEE REPORT

The Audit Committee of the Board was comprised of the following non-employee directors during 2015: Messrs. Dahir (Chair) and Turner and Ms. Vaughan. In March 2016, Mr. Rafferty was appointed to the Audit Committee. All of the members of the Audit Committee are independent within the meaning of the Nasdaq listing standards and the applicable SEC regulations. In addition, the Board has determined that all members of the Audit Committee are financially literate under the Nasdaq listing standards and that Messrs. Dahir and Rafferty each qualify as an “audit committee financial expert” under the rules of the SEC.

The Audit Committee operates under a written charter adopted by the Board, which is evaluated annually. The charter of the Audit Committee is available in the Investor Relations section of our website at ir.moneygram.com. The Audit Committee selects, evaluates and, where deemed appropriate, replaces MoneyGram’s independent registered public accounting firm. The Audit Committee has oversight of and also pre-approves all audit services, engagement fees and terms and all permitted non-audit services of the independent registered public accounting firm.

Management is responsible for MoneyGram’s internal controls and the financial reporting process. MoneyGram’s independent registered public accounting firm is responsible for performing an independent audit of MoneyGram’s consolidated financial statements in accordance with auditing standards generally accepted in the United States of America and issuing a report on MoneyGram’s consolidated financial statements. The Audit Committee’s responsibility is to monitor and oversee these processes.

The Audit Committee reviewed MoneyGram’s audited financial statements for fiscal 2015 and met and held discussions with management and the independent registered public accounting firm for 2015, Deloitte. Management represented to the Audit Committee, and Deloitte concurred, that MoneyGram’s consolidated financial statements for fiscal 2015 were prepared in accordance with accounting principles generally accepted in the United States of America, and the Audit Committee discussed the consolidated financial statements with Deloitte. The Audit Committee discussed with Deloitte matters required to be discussed by Auditing Standard No. 16, which superseded Auditing Standards No. 61, as amended (American Institute of Certified Public Accountants, Professional Standards, Volume 1, AU section 380), as adopted by the Public Company Accounting Oversight Board, or PCAOB, in Rule 3200T.

The Audit Committee also reviewed and discussed with management its assessment and report on the effectiveness of MoneyGram’s internal control over financial reporting as of December 31, 2015, and with Deloitte its attestation report on internal control over financial reporting. These reports are included in the 2015 Annual Report on Form 10-K.

Deloitte also provided to the Audit Committee its letter required by applicable requirements of the PCAOB regarding Deloitte’s communications with the Audit Committee concerning independence, and the Audit Committee discussed with Deloitte the accounting firm’s independence and considered non-audit fees and services in assessing Deloitte’s independence.

Based upon the Audit Committee’s review and discussions set forth above, the Audit Committee recommended to the Board that the audited consolidated financial statements be included in the 2015 Annual Report on Form 10-K filed with the SEC.

Respectfully submitted,

Victor W. Dahir (Chair)

Michael P. Rafferty

W. Bruce Turner

Peggy Vaughan

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

The following table sets forth information concerning beneficial ownership of our common stock and D Stock by those persons known by us to be the beneficial owners of more than five percent of any class of our equity securities as of March 18, 2016. Except as otherwise indicated, a person has sole voting and investment power with respect to the securities shown. We have determined beneficial ownership in accordance with the rules of the SEC. Under these rules, beneficial ownership generally includes voting or investment power over securities. The number of shares shown as beneficially owned in the table below are calculated pursuant to Rule 13d-3(d)(1) of the Exchange Act. Under Rule 13d-3(d)(1) of the Exchange Act, shares not outstanding that are subject to options, warrants, rights or conversion privileges exercisable within 60 days are deemed outstanding for the purpose of calculating the number and percentage owned by such person, but not deemed outstanding for the purpose of calculating the percentage owned by each other person listed. Therefore, the aggregate beneficial ownership percentages shown in the table below may total more than 100 percent.

Name and Address	Shares of Common Stock Beneficially Owned	Percent of Common Stock(1)	Shares of D Stock Beneficially Owned	Percent of D Stock	Percent of Common Stock (including D Stock on an as-converted basis)(2)
Funds affiliated with Thomas H. Lee Partners, L.P.(3)	23,737,858	44.2%	—	—	37.9%
The Goldman Sachs Group, Inc.(4)	39,899	*	71,281.9038	100%	14.3%
Abrams Capital Management, LLC(5)	5,130,000	9.5%	—	—	8.2%
Carlson Capital, L.P.(6)	3,590,224	6.7%	—	—	5.7%
FMR LLC(7)	3,612,114	6.7%	—	—	5.8%

*	Less than 1 percent.

(1)	Applicable percentage ownership is based on 53,755,794 shares of common stock outstanding as of March 18, 2016 for all stockholders.

(2)	Applicable percentage ownership is based on 62,666,028 shares of common stock outstanding as of March 18, 2016 after giving effect to the conversion of the 71,281.9038 outstanding shares of D Stock into 8,910,234 shares of common stock.

(3)	Certain of the information is based on information provided by the beneficial owners in the Schedule 13D/A filed with the SEC on April 9, 2014.

As of the record date, shares shown as beneficially owned by investment funds affiliated with Thomas H. Lee Partners, L.P. reflect an aggregate of the following record ownership: (i) 13,056,740 shares held by Thomas H. Lee Equity Fund VI, L.P.; (ii) 8,841,330 shares held by Thomas H. Lee Parallel Fund VI, L.P.; (iii) 1,544,404 shares held by Thomas H. Lee Parallel (DT) Fund VI, L.P.; (iv) 48,881 shares held by THL Equity Fund VI Investors (MoneyGram), LLC; (v) 45,950 shares held by THL Operating Partners, L.P.; (vi) 37,296 shares held by THL Coinvestment Partners, L.P.; (vii) 30,006 shares held by THL Managers VI, LLC (together with Thomas H. Lee Equity Fund VI, L.P., Thomas H. Lee Parallel Fund VI, L.P., Thomas H. Lee Parallel (DT) Fund VI, L.P., THL Equity Fund VI Investors (MoneyGram), LLC, THL Operating Partners, L.P. and THL Coinvestment Partners, L.P., the “THL Funds”); (viii) 66,613 shares held by Putnam Investments Employees’ Securities Company III LLC (the “Putnam Fund”); and (ix) 66,638 shares held by Great-West Investors, L.P. (the “Great-West Fund”). THL Holdco, LLC is the managing member of Thomas H. Lee Advisors, LLC, which is the general partner of Thomas H. Lee Partners, L.P., which is the sole member of THL Equity Advisors VI, LLC, which is the general partner of Thomas H. Lee Equity Fund VI, L.P., Thomas H. Lee Parallel Fund VI, L.P. and

Thomas H. Lee Parallel (DT) Fund VI, L.P. and the manager of THL Equity Fund VI Investors (MoneyGram), LLC. Thomas H. Lee Partners, L.P. is the general partner of THL Operating Partners, L.P. and THL Coinvestment Partners, L.P. Thomas H. Lee Partners, L.P. is the managing member of THL Managers VI, LLC. The Putnam Fund and the Great-West Fund are co-investment entities of the THL Funds, and are contractually obligated to co-invest (and dispose of securities) alongside certain of the THL Funds on a pro rata basis. Voting and investment determinations with respect to the shares held by the THL Funds are made by the private equity management committee of THL Holdco, LLC (the “THL Committee”) consisting of Todd M. Abbrecht, Anthony J. DiNovi, Thomas M. Hagerty, Seth W. Lawry, Soren L. Oberg, Scott M. Sperling and Kent R. Weldon, and as such, each member of the THL Committee may be deemed to share beneficial ownership of the shares held or controlled by the THL Funds. Ganesh B. Rao, as a managing director of THL and a Board Representative of the THL Funds, may also be deemed to share beneficial ownership of the securities held or controlled by the THL Funds. Each member of the THL Committee and Mr. Rao disclaims beneficial ownership of such securities. Putnam Investment Holdings, LLC (“Holdings”) is the managing member of the Putnam Fund. Holdings disclaims any beneficial ownership of any shares held by the Putnam Fund. Putnam Investments LLC, the managing member of Holdings, disclaims beneficial ownership of any shares held by the Putnam Fund. In addition to the stock owned directly and of record by the Great-West Fund, the Great-West Fund may be deemed to share dispositive and voting power over, and thus beneficially own, an additional 66,613 shares of our common stock. The Great-West Fund disclaims beneficial ownership of such shares. The address of each of the THL Funds, each member of the THL Committee and Mr. Rao is c/o Thomas H. Lee Partners, L.P., 100 Federal Street, 35th Floor, Boston, Massachusetts 02110. The address of the Putnam Fund is c/o Putnam Investment, Inc., 1 Post Office Square, Boston, Massachusetts 02109. The address of the Great-West Fund is 8515 East Orchard Road, Greenwood Village, Colorado 80111.

(4)	Certain of the information is based on information provided by the beneficial owners in the Schedule 13D/A filed with the SEC on April 4, 2014.

Beneficial ownership of The Goldman Sachs Group, Inc. encompasses the following: The Goldman Sachs Group, Inc. (“GS Group”), Goldman, Sachs & Co., GSCP VI Advisors, L.L.C. (“GSCP Advisors”), GSCP VI Offshore Advisors, L.L.C. (“GSCP Offshore Advisors”), GS Advisors VI, L.L.C. (“GS Advisors”), Goldman, Sachs Management GP GmbH (“GS GmbH”), GS Capital Partners VI Fund, L.P. (“GS Capital”), GS Capital Partners VI Offshore Fund, L.P. (“GS Offshore”), GS Capital Partners VI GmbH & Co. KG (“GS Germany”), GS Capital Partners VI Parallel, L.P. (“GS Parallel”), GS Mezzanine Partners V Onshore Fund, L.L.C. (“GS Mezzanine Onshore GP”), GS Mezzanine Partners V Institutional Fund, L.L.C. (“GS Mezzanine Institutional GP”), GS Mezzanine Partners V Offshore Fund, L.L.C. (“GS Mezzanine Offshore GP”), GS Mezzanine Partners V Onshore Fund, L.P. (“GS Mezzanine Onshore”), GS Mezzanine Partners V Institutional Fund, L.P. (“GS Mezzanine Institutional”), GS Mezzanine Partners V Offshore Fund, L.P. (“GS Mezzanine Offshore”), GSMP V Onshore US, Ltd. (“GSMP Onshore”), GSMP V Institutional US, Ltd. (“GSMP Institutional”), GSMP V Offshore US, Ltd. (“GSMP Offshore”), and Broad Street Principal Investments, L.L.C. (“Broad Street” and, together with the foregoing entities, the “Goldman Entities”).

GS Group is a Delaware corporation and bank holding company that (directly and indirectly through subsidiaries or affiliated companies or both) is a leading global investment banking securities and investment management firm. Goldman, Sachs & Co., a New York limited partnership, is an investment banking firm and a member of the New York Stock Exchange and other national exchanges. Goldman, Sachs & Co. also serves as the manager for GSCP Advisors, GSCP Offshore Advisors, GS Advisors, GS Mezzanine Onshore GP, GS Mezzanine Institutional GP and GS Mezzanine Offshore GP and the investment manager for GS Capital, GS Offshore, GS Germany and GS Parallel. Goldman, Sachs & Co. and Broad Street, a Delaware limited liability company, are wholly-owned, directly and indirectly, by GS Group. GSCP Advisors, a

Delaware limited liability company, is the sole general partner of GS Capital. GSCP Offshore Advisors, a Delaware limited liability company, is the sole general partner of GS Offshore. GS Advisors, a Delaware limited liability company, is the sole general partner of GS Parallel and the managing limited partner of GS Germany. GS GmbH, a German company with limited liability, is the sole general partner of GS Germany. Each of GS Capital, a Delaware limited partnership, GS Offshore, a Cayman Islands exempted limited partnership, GS Germany, a German limited partnership, and GS Parallel, a Delaware limited partnership, was formed for the purpose of investing in equity, equity-related and similar securities or instruments, including debt or other securities or instruments with equity-like returns or an equity component. GS Mezzanine Onshore GP, a Delaware limited liability company, is the sole general partner of GS Mezzanine Onshore. GS Mezzanine Institutional GP, a Delaware limited liability company, is the sole general partner of GS Mezzanine Institutional. GS Mezzanine Offshore GP, a Delaware limited liability company, is the sole general partner of GS Mezzanine Offshore. GS Mezzanine Onshore, a Delaware limited partnership, is the sole shareholder of GSMP Onshore. GS Mezzanine Institutional, a Delaware limited partnership, is the sole shareholder of GSMP Institutional. GS Mezzanine Offshore, a Delaware limited partnership, is the sole shareholder of GSMP Offshore. Each of GSMP Onshore, GSMP Institutional, and GSMP Offshore, an exempted company incorporated in the Cayman Islands with limited liability, was formed for the purpose of investing in fixed income securities, equity and equity-related securities primarily acquired or issued in leveraged acquisitions, reorganizations and other private equity transactions and in other financial instruments.

As of the record date, GS Group has shared voting and dispositive power over 8,950,133 shares of our common stock upon conversion of our D Stock; Goldman, Sachs & Co. has shared voting and dispositive power over 8,940,221 shares of our common stock upon conversion of our D Stock; GSCP Advisors has shared voting and dispositive power over 3,235,793 shares of our common stock issuable upon conversion of our D Stock; GSCP Offshore Advisors has shared voting and dispositive power over 2,691,419 shares of our common stock issuable upon conversion of our D Stock; GS Advisors has shared voting and dispositive power over 1,004,787 shares of our common stock issuable upon conversion of our D Stock; GS GmbH has shared voting and dispositive power over 115,000 shares of our common stock issuable upon conversion of our D Stock; GS Capital has shared voting and dispositive power over 3,235,793 shares of our common stock issuable upon conversion of our D Stock; GS Offshore has shared voting and dispositive power over 2,691,419 shares of our common stock issuable upon conversion of our D Stock; GS Germany has shared voting and dispositive power over 115,000 shares of our common stock issuable upon conversion of our D Stock; GS Parallel has shared voting and dispositive power over 889,787 shares of our common stock issuable upon conversion of our D Stock; GS Mezzanine Offshore GP has shared voting power and dispositive power over 641,156 shares of our common stock issuable upon conversion of our D Stock; GS Mezzanine Institutional GP has shared voting and dispositive power over 44,710 shares of our common stock issuable upon conversion of our D Stock; GS Mezzanine Onshore GP has shared voting and dispositive power over 423,740 shares of our common stock issuable upon conversion of our D Stock; GS Mezzanine Offshore has shared voting and dispositive power over 641,156 shares of our common stock issuable upon conversion of our D Stock; GS Mezzanine Institutional has shared voting and dispositive power over 44,710 shares of our common stock issuable upon conversion of our D Stock; GS Mezzanine Onshore has shared voting and dispositive power over 423,740 shares of our common stock issuable upon conversion of our D Stock; GSMP Offshore has shared voting and dispositive power over 641,156 shares of our common stock issuable upon conversion of our D Stock; GSMP Institutional has shared voting and dispositive power over 44,710 shares of our common stock issuable upon conversion of our D Stock; GSMP Onshore has shared voting and dispositive power over 423,740 shares of our common stock issuable upon conversion of our D Stock; and Broad Street has shared voting and dispositive power over 623,394 shares of our common stock issuable upon conversion of our D Stock.

The Goldman Entities disclaim beneficial ownership of such shares beneficially owned by (i) any client accounts with respect to which the Goldman Entities or their employees have voting or investment discretion, or both, and (ii) certain investment entities of which the Goldman Entities act as the general partner, managing general partner or other manager, to the extent interests in such entities are held by persons other than the Goldman Entities. Additionally, Goldman, Sachs & Co. or another broker dealer subsidiary of GS Group may, from time to time, hold shares of common stock acquired in ordinary course trading activities. The address of the Goldman Sachs Group, Inc. is 200 West Street, New York, New York 10282.

(5)

Certain of the information is based on information provided by the beneficial owners in Schedule 13G/A filed with the SEC on February 12, 2016. Abrams Capital Management, LLC, Abrams Capital Management, L.P. and David Abrams together beneficially own, and have shared voting and dispositive power over, an aggregate of 5,130,000 shares of common stock. Abrams Capital Partners II, L.P. has shared voting power and dispositive power over 4,123,072 shares of common stock. Abrams Capital, LLC has shared voting power and dispositive power over 4,855,992 shares of common stock. The address for the beneficial owners is 222 Berkeley Street, 21st Floor, Boston, Massachusetts 02116.

(6)	Certain of the information is based on information provided by the beneficial owners in Schedule 13G/A filed with the SEC on January 8, 2016. Carlson Capital, L.P., Asgard Investment Corp., Asgard Investment Corp. II and Clint D. Carlson have shared voting and dispositive power over 3,590,224 shares of common stock and may be deemed to beneficially own 3,590,224 shares of common stock. The address for the beneficial owners is 2100 McKinney Avenue, Suite 1800, Dallas, Texas 75201.

(7)	Certain of the information is based on information provided by the beneficial owners in Schedule 13G/A filed with the SEC on February 12, 2016. FMR LLC and Abigail P. Johnson have sole dispositive power over 3,612,114 shares of common stock and may be deemed to beneficially own 3,612,114 shares of common stock. Additionally, FMR LLC has sole voting power over 40,000 shares of common stock. Fidelity Management & Research Company carries out the voting of such shares. The address for the beneficial owners is 245 Summer Street, Boston, Massachusetts 02210.

SECURITY OWNERSHIP OF MANAGEMENT

The following table sets forth information as of March 18, 2016 (except where otherwise noted therein) concerning beneficial ownership of our common stock by each director and director nominee, the Company’s named executive officers (the “Named Executives”) and all of our directors and executive officers as a group. None of these individuals owns shares of D Stock. Except as otherwise indicated, a person has sole voting and investment power with respect to the common stock beneficially owned by that person. We have determined beneficial ownership in accordance with the rules of the SEC. Under these rules, beneficial ownership generally includes voting or investment power over securities. The number of shares shown as beneficially owned in the table below are calculated pursuant to Rule 13d-3(d)(1) of the Exchange Act. Under Rule 13d-3(d)(1) of the Exchange Act, shares not outstanding that are subject to options, warrants, rights or conversion privileges exercisable within 60 days are deemed outstanding for the purpose of calculating the number and percentage owned by such person, but not deemed outstanding for the purpose of calculating the percentage owned by each other person listed. Therefore, the aggregate beneficial ownership percentages shown in the table below may total more than 100 percent.

Name of Beneficial Owner	Shares of Common Stock Beneficially Owned(1)(2)	Percent of Common Stock(3)
J. Coley Clark	39,288	*
Victor W. Dahir	34,288	*
Antonio O. Garza	28,178	*
Seth W. Lawry(4)	23,737,858	44.2%
Pamela H. Patsley	1,316,752	2.4%
Michael P. Rafferty	4,000	*
Ganesh B. Rao(4)	23,737,858	44.2%
W. Bruce Turner	55,385	*
Peggy Vaughan	27,849	*
W. Alexander Holmes	183,694	*
F. Aaron Henry	120,929	*
Peter E. Ohser	101,349	*
Steven Piano	191,247	*
All Directors and Executive Officers as a Group (21 persons total)(4)(5)	26,163,824	48.7%

*	Less than 1 percent.

(1)	Includes 9,961 shares underlying RSUs for each of the following: Messrs. Clark, Dahir, Garza and Turner and Ms. Vaughan, in each case vesting within 60 days of March 18, 2016.

(2)	Includes shares underlying options exercisable within 60 days of March 18, 2016, as follows: Ms. Patsley—1,033,063 shares; Mr. Holmes—124,403 shares; Mr. Henry—67,117 shares; Mr. Piano—138,355; and Mr. Ohser—52,423.

(3)	Applicable percentage ownership is based on 53,755,794 shares of common stock outstanding as of March 18, 2016.

(4)	Each of Messrs. Lawry and Rao is a Board Representative of THL. The total shares listed as beneficially owned for each Board Representative consist of the 23,737,858 shares of common stock held by funds affiliated with THL. Each of Messrs. Lawry and Rao disclaims beneficial ownership of such shares except to the extent of his pecuniary interest therein. Please see footnote (3) to the “Security Ownership of Certain Beneficial Owners” table above for more information regarding such shares of common stock.

(5)	Includes: 1,592,756 shares underlying options exercisable within 60 days of March 18, 2016; approximately 127 shares held in the 401(k) plan or an IRA or trust, for which participants have shared voting power and sole investment power, as of March 18, 2016; and an aggregate of 49,805 shares underlying RSUs vesting within 60 days of March 18, 2016 held by our non-employee directors other than the Board Representatives as described in footnote (1) above.

HUMAN RESOURCES AND NOMINATING COMMITTEE REPORT

The Human Resources and Nominating Committee of the Board has reviewed and discussed with management the Compensation Discussion and Analysis section that follows and, based on such review and discussion, has recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement.

Respectfully Submitted,

J. Coley Clark (Chair)

Seth W. Lawry

Antonio O. Garza

COMPENSATION DISCUSSION AND ANALYSIS

Executive Summary

Overview of Our Compensation Philosophy

Our executive compensation program is designed to attract, motivate and retain top executive and managerial talent, and to reward our executives and managers for delivering results that are expected to build sustainable long-term value for our stockholders. The overall program is designed to be competitive with similar companies on the basis of industry focus, scope of operations and size, as well as the competitive marketplace for talent. We have created a compensation program that includes short-term and long-term components, cash and equity elements and fixed and performance-contingent payments that we believe:

●	Supports our performance-based approach to compensation to foster a goal oriented, highly motivated management team;

●	Provides an incentive for retention of key management members who are critical to the success of the long-term investments we are making in our business and our future growth initiatives; and

●	Improves organizational excellence and aligns our executives’ objectives with those of our stockholders.

Based on this philosophy, we give substantial weight to performance-based compensation by making a significant portion of our executive officers’ total compensation “at-risk” and based on the achievement of our corporate goals, which we believe aligns our executive officers’ interests with those of our stockholders. The details of our current executive compensation programs are set forth later in this Compensation Discussion and Analysis.

Throughout this discussion, the following individuals are referred to as our “Named Executives” and are included in the Summary Compensation Table:

Name	Title and Position During 2015
Pamela H. Patsley	Chairman and CEO
W. Alexander Holmes	Executive Vice President, Chief Financial Officer and Chief Operating Officer
F. Aaron Henry	Executive Vice President, General Counsel
Steven Piano	Executive Vice President, Human Resources
Peter E. Ohser	Executive Vice President, Business Development

Effective January 1, 2016, Ms. Patsley assumed the role of Executive Chairman of the Board and Mr. Holmes became the Company’s CEO. Also effective January 1, 2016, Lawrence Angelilli became the Executive Vice President and Chief Financial Officer.

Overview of Our Business

MoneyGram is a global provider of innovative money transfer services and is recognized worldwide as a financial connection to friends and family. MoneyGram provides global money transfer services in over 350,000 agent locations in more than 200 countries and territories. Whether online, through a mobile device, at a kiosk or in a local store, we connect consumers in any way that is most convenient for them. We also provide bill payment services, issue money orders and process official checks in the U.S. and in select countries. We primarily offer services through third-party agents, including retail chains, independent retailers, post offices and other financial institutions. We also offer Digital/Self-Service solutions, including moneygram.com, mobile solutions, account deposit and kiosk-based services. Additionally, we have Company-operated retail locations in the U.S. and Western Europe.

2015 Performance Highlights

In 2015, we generated sequential improvement in revenue each quarter, resulting in double-digit constant currency revenue and Adjusted EBITDA growth in the fourth quarter. These results were achieved despite the challenges of volatile economic conditions, the devaluation of major foreign currencies against the U.S. dollar, our lower U.S. to U.S. pricing strategy, which we implemented in the fourth quarter of 2014, and continued regulatory pressures affecting the money transfer industry generally. We also achieved double-digit transaction growth in U.S. outbound and non-U.S. sends in 2015.

In 2015, we also continued to execute our strategic objectives, which include investing in Digital/Self-Service solutions and global consumer acquisition strategies, focusing on agent productivity and completing the repositioning of our U.S. to U.S. business. We have continued to make steady progress in our compliance enhancement program. In 2015, we invested $26.5 million in our compliance enhancement program, including in our compliance-related technology and infrastructure, and rolled out key functionality. In 2015, we also completed the majority of our reorganization and restructuring activities, which were centered on facilities and headcount rationalization, system efficiencies and headcount right-shoring and outsourcing.

Our key performance highlights in 2015 include the following:

●

Total revenue was $1,434.7 million on a reported basis, a decrease of 1 percent compared to 2014, and $1,497.7 million on a constant currency basis, an increase of 3 percent compared to 2014, exceeding our public guidance for 2015 constant currency revenue growth, which we issued in the first quarter, and our revenue target under the annual cash incentive plan. For the fourth quarter of 2015, total revenue increased 8 percent on a reported basis and 11 percent on a constant currency basis as compared to the prior year period. See page 31 of our 2015 Annual Report on Form 10-K for information regarding our constant currency measures.

●

Adjusted EBITDA was $243.1 million on a reported basis, a decrease of 12 percent compared to 2014, and $248.1 million on a constant currency basis, a decrease of 10 percent compared to 2014. However, for the fourth quarter of 2015, Adjusted EBITDA increased 10 percent on a reported basis and 12 percent on a constant currency basis as compared to the prior year period. For 2015, our pre-tax loss was $29.1 million, compared to $72.6 million of pre-tax income for 2014, and for the fourth quarter of 2015, our pre-tax income was $2.0 million, compared to $8.5 million for the prior year period. See pages 40-41 of our 2015 Annual Report on Form 10-K for information regarding Adjusted EBITDA, including a reconciliation thereof to pre-tax (loss) income.

●	Total money transfer transactions increased 7 percent during 2015.

●	U.S. outbound transactions increased 12 percent during 2015.

●	Non-U.S. send transactions increased 16 percent during 2015.

●	In the fourth quarter of 2015, U.S. to U.S. sends returned to positive transaction growth.

●	During 2015, we achieved significant Digital/Self-Service growth as a result of our continued investments in moneygram.com, mobile solutions, account deposit and kiosk-based services.

●	Digital/Self-Service money transfer fee and other revenue increased 55 percent and Digital/Self-Service transactions increased 58 percent during 2015.

●

In 2015, Digital/Self-Service solutions represented 12 percent of money transfer fee and other revenue as compared to 8 percent in 2014, demonstrating significant progress toward our goal of having 15 to 20 percent of our money transfer fee and other revenue come from Digital/Self-Service solutions in 2017.

●	We launched the reimagined moneygram.com and mobile app for Apple and Android devices in June and attracted approximately 841,000 new active customers during the year.

●

In 2015, we worked closely with Walmart, our largest agent, on a number of new initiatives, including the launch of our account deposit service, which enables sends from Walmart to millions of mobile wallets around the world along with bank accounts in countries including China, India, Mexico and the Philippines. Extending a nearly two-decade long relationship, we announced a new three-year agreement with Walmart in January 2016.

The HRNC carefully considered these achievements in order to ensure that the compensation program for 2015 adequately reflects our compensation principles.

Summary of 2015 Executive Compensation

The following lists key compensation highlights and decisions for our Named Executives in 2015:

●

Approximately 88 percent of total target compensation for 2015, with respect to our CEO, and between 75 percent and 76 percent of total target compensation, with respect to our other Named Executives, is variable and tied to achievement of internal performance targets.

●

The base salary of our CEO did not increase during 2015, consistent with the terms of the Patsley CEO Employment Agreement (defined below under “2016 Compensation Decisions—Executive Employment Agreements”). Base salaries for the other Named Executives other than W. Alexander Holmes and Peter E. Ohser, who each assumed additional responsibilities during the year, increased on average 4.9% from 2014 to 2015. See “2015 Compensation Review and Decisions—Base Salary.”

●

We achieved total revenue of $1,497.7 million and Adjusted EBITDA of $248.1 million (both on a constant currency adjusted basis) in 2015, which resulted in annual performance achievement of 106 percent of the performance bonus plan.

●

Under our annual long-term incentive program, we granted long-term equity awards that link the interests of our executives with those of our stockholders. For 2015, the long-term incentive awards were 50 percent time-based RSUs and 50 percent performance-based RSUs. See “2015 Compensation Review and Decisions—Long-Term Incentives.”

Executive Compensation Philosophy and Program Design

MoneyGram and the Board are committed to ensuring that the executive compensation program is effectively designed to attract, motivate and retain top executive and managerial talent. We give substantial weight to performance-based compensation by making a significant portion of our executive officers’ total compensation “at-risk” and based on the achievement of our corporate goals.

Our compensation program has been designed with the following objectives in mind:

Overall Objectives

●   Motivate our executives to:

●  Perform at a high level with the utmost integrity and accountability.

●  Support growth and long-term value creation for our stockholders.

●   Align the interests of our executives with those of our stockholders.

●  Position the Company to compete effectively in recruiting high-caliber, experienced leaders instrumental to the Company’s long-term success.

●  Support the retention of the Company’s executives who are critical to executing the Company’s strategy for value creation.

●   Discourage excessive and imprudent risk-taking and encourage legal and regulatory compliance consistent with our business model and strategies.

Pay Mix Objectives

●   Pay our employees (1) competitively relative to the marketplace for talent in which we operate and (2) equitably relative to one another based on job scope and impact, the capabilities and experiences they possess and the performance they demonstrate by:

●  Providing a mix of both fixed and variable (“at-risk”) compensation, each of which has a different time horizon and payout form (cash and equity), to retain our key executives and reward the achievement of annual and long-term performance in light of the current industry and regulatory environment.

Pay-For- Performance Objective

●   Provide a strong link between pay and performance by:

●   Ensuring our compensation programs are consistent with, and supportive of, our short- and long-term strategic, operating and financial objectives.

●  Placing a significant portion of our executives’ compensation at risk, with payouts dependent on the achievement of both corporate and individual performance goals, which are set annually by the HRNC.

●  Encouraging balanced performance by employing multiple performance measures.

●   Applying judgment and reasonable discretion in making compensation decisions to avoid relying solely on formulaic program design, taking into account the current industry and regulatory environment.

Key Features of the Executive Compensation Program

Consistent with our philosophy, it is MoneyGram’s goal to maintain an executive compensation program that is competitive, rooted in the principles of pay-for-performance and conforms to best practices in executive compensation and corporate governance. To this end, the HRNC routinely evaluates our practices and programs with respect to executive compensation in an effort to identify any opportunities for improvement that might exist. The Company’s practices and programs include the following key features, each of which reinforces our executive compensation philosophy and objectives:

No Excise Tax Gross-Ups	In 2013, the Company eliminated all legacy compensation provisions that would have allowed for excise tax gross-ups; the Company also does not plan to provide excise tax gross-ups in the future.

No Liberal Share Recycling	At the 2013 annual meeting of stockholders, the 2005 Omnibus Incentive Plan, which we refer to as the 2005 Plan, was amended to eliminate “liberal share recycling,” or the reuse of those shares withheld in full or partial payment of the exercise price relating to an award or in connection with the satisfaction of tax obligations relating to an award.

Equity Grant Guidelines	Taking into consideration the need to define annual long-term incentive opportunities for our executives, the Company has adopted a methodology for making annual equity grants. Since 2013, the Company has adhered to regular, annual grant guidelines, which guidelines have been reviewed and approved by the HRNC from time to time, but at least annually, as appropriate. It is further anticipated that these grant guidelines will aid the Company in managing the rate at which it issues equity to its executives over the longer-term.

Clawback Policy	The Company may recover incentive compensation paid to an executive officer if it is later determined that the executive engaged in misconduct, acted in a manner contrary to the Company’s interest or breached a non-competition agreement. The Company has also included in its bonus plan a provision that allows the Company to “recoup” or “clawback” prior bonuses from certain executives who have later been determined to have responsibility for compliance failures. Pursuant to the DPA, our bonus plan provides that certain executives, including the Named Executives, will be rated on their success in meeting the Company’s compliance obligations, with a “failing” score in compliance rendering such executive ineligible for any bonus for that year.

Stock Ownership Guidelines	Effective in 2013, the Company introduced Stock Ownership Guidelines applicable to senior level executives as well as to our non-employee directors. We fundamentally believe that stock ownership guidelines serve to align the interests of management and non-employee directors with those of our stockholders by requiring executives and directors to acquire and maintain a meaningful equity position in the Company, which, in turn, supports the Company’s objective of building long-term stockholder value.

Prohibition on Pledging and Hedging	The Company’s insider trading policy prohibits the Company’s executive officers and directors from pledging the Company’s securities or engaging in certain forms of hedging or short-term speculative trading of the Company’s securities, including, without limitation, short sales or put or call options involving the Company’s securities. We also prohibit certain employees, officers and directors from pledging MoneyGram securities as collateral for loans (including margin loans).

Significant Portion of Total Compensation is Variable and Performance-Based	Greater than 88 percent of the CEO’s total direct compensation and between 76 percent and 78 percent of the total direct compensation of the other Named Executives in 2015 was variable and dependent upon performance of both the individual and the Company. The HRNC employs a framework to assess our performance on an absolute basis relative to our goals and objectives, which goals are designed to support our Board-approved business and financial plans; and on our progress against strategic initiatives.

Maximum Compensation Limits	All of our incentive plans provide for maximum payout limits or “caps.”

Annual Risk Assessment	At least annually, the HRNC performs a risk assessment of our executive compensation arrangements to assess the relationship between the Company’s risk management policies and practices and our compensation program and to ensure that our program does not motivate our executives to take excessive or unnecessary risks.

Equity Awards with Performance and Service Based Vesting	Our long-term incentive awards include (i) time-vested RSUs, which promote long-term retention; (ii) performance-vested RSUs, which are granted contingently and earned only on the basis of achieving certain performance targets over the specified performance periods; and (iii) stock options, which deliver value only to the extent that our stock appreciates in value between the grant and exercise dates, ensuring that our executives benefit only if our stockholders benefit.

Snapshot: How Compensation Is Delivered to Our CEO and Named Executives (Pay Mix)

Total direct compensation of our Named Executives for 2015 is comprised of the following:

	CORE COMPENSATION ELEMENT	UNDERLYING PRINCIPLE	DESCRIPTION
Fixed Compensation	Base Salary	To provide a competitive level of fixed compensation that serves to attract and retain high-caliber talent and is predicated on responsibility, skills and experience.	Base salaries are generally reviewed annually and may be modified on the basis of merit, promotion, internal equity considerations and/or market adjustments.

Variable Compensation	Annual Incentive Award	To reward achievement of corporate, business unit (where applicable) and individual Named Executive goals and contributions to the Company.	Based on objective performance metrics, but also allows the HRNC to apply discretion in considering quantitative and qualitative performance. Annual incentive awards are delivered to our Named Executives in cash.

	Long-Term Incentive Award	To promote the recruitment and retention of our Named Executives, to reward performance that drives stockholder value creation and to align the interests of our management team with those of our stockholders.	Long-term incentive awards are delivered to our Named Executives in a combination of time-vested RSUs and performance-vested RSUs (and, prior to 2014, stock options).

Say-On-Pay and Say-When-On-Pay Advisory Votes

At our annual meeting of stockholders in May 2014, our stockholders were provided the opportunity to cast a non-binding advisory vote on executive compensation (a “say-on-pay” vote). Through this say-on-pay vote, in which we received approximately 94 percent approval, our stockholders reaffirmed their strong support for our executive compensation program and practices. Following the say-on-pay vote, the HRNC considered the results of this vote and concluded that the Company’s executive compensation program provides a competitive pay-for-performance package that effectively incentivizes our Named Executives and encourages long-term retention. As such, no significant changes have been made to the program as a result of the vote. At our annual meeting of stockholders in May 2011, we conducted a non-binding advisory vote on the frequency of future say-on-pay votes (a “say-when-on-pay” vote), and approximately 90 percent of votes were cast in favor of the Company holding a say-on-pay vote once every three years. Our next say-on-pay and say-when-on-pay votes will be conducted at the 2017 annual meeting of stockholders.

Role of the Human Resources and Nominating Committee

Structure of the HRNC:    Currently, the HRNC consists of three members of the Board, two of whom qualify as independent under Nasdaq listing standards, including the Chairman of the HRNC. As a controlled company with a single class of common stock, we believe that the HRNC’s composition is representative of the composition of our current Board. We do recognize the value of independent perspectives on the Board, however, and as such, all of the independent members of our Board, including the independent members of the HRNC, meet regularly in executive session. In 2015, the HRNC held six meetings, all of which ended with executive sessions without management present.

Decision Making:    The primary goal of the HRNC is to assist the Board in fulfilling its oversight responsibilities related to setting, monitoring and implementing the Company’s compensation philosophy, strategy and programs. In discharging its duties, the HRNC works very closely with its independent consultant, LB&Co., and management to examine pay and performance matters throughout the year. In determining the compensation of the Named Executives other than the CEO (and, beginning in 2016, the Executive Chairman), the HRNC considers the recommendations of the CEO, which are based primarily on Company and individual performance as well as competitive market data.

The HRNC’s Performance Review & Measurement Process:

Responsibilities:    The HRNC has responsibility for the following in regard to MoneyGram’s compensation program and policies, and discharges its duties annually, carefully considering each of the tasks set forth below.

Executive Compensation Matters	● Assisting the Board in fulfilling its oversight responsibilities related to setting, implementing and monitoring the Company’s overall compensation philosophy, strategy and program.

●   Setting the corporate goals and objectives for our Executive Chairman and CEO and for reviewing, at least annually, our Executive Chairman’s and CEO’s performance in light of those goals and objectives.

●   Reviewing and approving the compensation of our Executive Chairman and CEO as well as that of our Named Executives (i.e. base salaries, annual incentives and long-term incentives), including individual arrangements, and/or other benefits and perquisites. Neither the CEO nor the Executive Chairman is present during voting or deliberations on his or her compensation.

● Obtaining from the full Board ratification of the compensation of our Executive Chairman and CEO.

●    Reviewing, designing and recommending the adoption of all executive compensation plans and administering those plans, as appropriate.

●   Reviewing and approving grants of equity compensation to all employees and establishing the policies and procedures governing those grants; the HRNC has delegated to our CEO and chief human resources officer the authority to approve recruitment and retention grants of equity compensation to non-executive officers. The HRNC will obtain full Board ratification of any equity grants to our Executive Chairman and CEO.

●   Assisting in the preparation of and reviewing the Company’s disclosures made in the CD&A, and making a recommendation to the Board regarding its inclusion in the Company’s proxy statement and Annual Report on Form 10-K to be filed with the SEC.

●   Reviewing and recommending to the Board the adoption of any employee benefit plans including, when applicable, any amendments to such plans.

●    Establishing performance goals for performance-based compensation awards.

●   Approving any discretionary contributions, if any, to 401(k) plan or similar qualified pension plans.

●    Reviewing the Company’s management succession plans for key executive positions.

●   Reviewing and approving all employment agreements, severance agreements, change in control provisions and agreements and any special/supplemental benefits to our Named Executives.

● Determining the appropriateness of the stock ownership guidelines for our CEO, other Named Executives and directors, and for monitoring compliance with any such guidelines.

●    Reviewing the risk assessment of the Company’s compensation arrangements and discussing, at least annually, the relationship between risk management policies and practices and executive compensation at MoneyGram.

●    Advising the Board regarding the say-on-pay and say-when-on-pay advisory votes required under the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, or the Dodd-Frank Act, and considering the results of the most recent vote on executive compensation when determining compensation policy and making compensation decisions.

●   Retaining and obtaining the advice of one or more compensation consultants as it deems necessary to discharge its duties and responsibilities, evaluating any conflicts of interest that may exist in accordance with Regulation S-K and considering the independence of any consultants chosen, as required under the Dodd-Frank Act and applicable Nasdaq listing requirements.

Corporate Governance Matters

●   Assisting the full Board in its efforts to identify prospective Board members; retaining or obtaining the advice of any search firm as it deems necessary to aid in the identification of director candidates.

● Recommending to the Board those director nominees for election by the stockholders at the annual stockholders’ meeting.
● Developing and recommending for adoption (or revision) the Company’s Corporate Governance Guidelines.
● Assisting the Board in fulfilling its obligations relating to the compensation of the Company’s Directors.
● Leading the Board in its annual review/self-appraisal, including conducting the HRNC self-appraisal.
● Reviewing and making recommendations regarding the composition and size of the Board.
● Recommending to the full Board the chairpersons and membership of each Committee of the Board.
● Making regular reports to the Board on all matters concerning executive compensation and corporate governance.

Other Matters	● Reviewing and assessing the adequacy of the HRNC charter at least annually, and recommending any changes to the Board for approval.
● Performing other such duties, and making such reports, as the Board may reasonably request from time to time, or as the HRNC may deem appropriate.
● Forming and delegating authority to subcommittees when appropriate and unanimously approved by the HRNC.

The Charter of the HRNC is available online at: http://ir.moneygram.com/corporate-governance.cfm.

Performance Review:    In 2015, the HRNC’s review process considered a variety of factors in determining base salary levels, annual incentive opportunities and long-term incentive opportunities for incumbent executives, including, among others, performance, potential, position, scope and market rates.

Role of the Compensation Consultant

The HRNC engaged LB&Co. for 2015 as MoneyGram’s independent compensation consultant to assist and advise the HRNC on all aspects of the Company’s executive and director compensation programs and corporate governance. LB&Co. attended or participated by teleconference in all meetings of the HRNC in 2015. MoneyGram paid fees of approximately $250,000 to LB&Co. in 2015 relating to these matters, and LB&Co. provided no other services to MoneyGram. The services that LB&Co. provides to the HRNC include:

●	Reviewing and advising regarding the Company’s compensation philosophy, strategy and program.

●

Providing advice and counsel on best practices in compensation and corporate governance, and keeping the Company and the HRNC apprised of trends, developments, legislation and regulations affecting executive and director compensation.

●	Providing and analyzing competitive market compensation data.

●	Analyzing the effectiveness of executive compensation programs and making recommendations, as appropriate.

●	Assisting in the design and negotiation of executive employment agreements, as applicable.

●	Analyzing the appropriateness of the Compensation Peer Group.

●	Conducting a risk assessment of the Company’s incentive compensation plans and programs at least annually and making recommendations, as appropriate.

●	Evaluating how well our compensation programs adhere to the philosophies and principles stated in this CD&A.

●	Providing advice and counsel on directors’ compensation.

Compensation Consultant Conflict Of Interest Assessment:    As required by rules adopted by the SEC under the Dodd-Frank Act, the HRNC assessed all relevant factors and determined that the work of LB&Co. did not raise any conflict of interest in 2015. In making this determination, the HRNC considered all relevant factors, including those set forth in Rule 10C-1(b)(4)(i) through (vi) under the Exchange Act.

Role of the Executive Chairman and the Chief Executive Officer

The HRNC determines the compensation of the Executive Chairman and CEO without management input, but is assisted in this determination by LB&Co. and reviews its determination with the non-employee members of the Board. Terms of the employment agreement with the Executive Chairman and the CEO are approved by the non-employee members of the Board, after considering the recommendation of the HRNC.

In making determinations regarding compensation for other Named Executives, the HRNC considers the recommendations of the Executive Chairman and the CEO and the input received from LB&Co. The Executive Chairman and the CEO recommend compensation, including the compensation provisions of employment agreements for those who have them, for Named Executives other than themselves and for all others whose compensation is determined by the HRNC. In making these recommendations, the Executive Chairman and the CEO evaluate the performance of each executive, consider each executive’s responsibilities and compensation in relation to other officers of the Company, and consider publicly available information regarding the competitive marketplace for talent and information provided to them by the Company and information provided to the HRNC by LB&Co.

Mitigation of Excessive Risk-Taking

The HRNC oversees the Company’s executive compensation program, including the design of the program and whether it appropriately balances risk taking and short- and long-term incentives. The HRNC meets periodically to review the risk assessment of the Company’s compensation arrangements, and reviews and discusses (at least annually) the relationship between risk management policies and practices and compensation. Key factors in mitigating any risks associated with the Company’s compensation programs and practices are outlined below. The HRNC may also consider recommendations from the Audit Committee regarding risks and risk mitigation.

Balanced Weighting of Performance Metrics in Incentive Compensation Programs

The MoneyGram International, Inc. Performance Bonus Plan, referred to herein as the annual cash incentive plan, and the 2005 Plan use a balanced weighting of multiple performance measures and metrics to determine incentive payouts to our executives and managers. This discourages excessive risk-taking by eliminating any inducement to over-emphasize one goal to the detriment of others. The awards to our Named Executives under the annual cash incentive plan and the 2005 Plan are discussed in detail on pages 42 to 45.

Stock Ownership Guidelines for Executives

The Company believes that ownership guidelines serve to align the interests of management with those of stockholders by requiring executives to acquire and maintain a meaningful equity position in the Company, which, in turn, supports the Company’s objective of building long-term stockholder value. Furthermore, the Company believes that ownership of equity mitigates the risk of executive actions that could potentially damage or destroy equity value.

The Company has adopted the following Stock Ownership Guidelines, which were implemented in 2013 and updated in 2016 for the new Executive Chairman position, for our senior-most executives who are also participants under the 2005 Plan:

POSITION	OWNERSHIP GUIDELINE
Executive Chairman	5x Base Salary
CEO	5x Base Salary
EVPs	3x Base Salary

Each covered officer is expected to achieve these levels of ownership within the later of five years of the implementation of the ownership guidelines or their first becoming eligible to participate in the 2005 Plan. Additionally, if an executive receives a promotional salary increase during this time, the HRNC, in its discretion, may extend that executive’s time to meet the ownership requirements by one year. Failure to meet or, in certain circumstances, to show sustained progress toward meeting, the above ownership guidelines may result in a reduction in future long-term incentive equity grants, and/or payment of future annual and/or long-term cash incentive payouts in the form of equity, at the discretion of the HRNC.

To determine the value of each officers’ equity ownership, and for the purposes of satisfying the ownership guidelines, the following forms of equity will be included in the value calculation: shares owned by the executive, his or her spouse and/or minor children, whether owned outright or in trust; any time-based restricted stock or RSUs awarded; any vested, in the money stock options or vested performance-based RSUs; and any stock held for the incumbent’s benefit in any pension or 401(k) plans.

Policy Regarding Trading in Company Stock

We maintain policies and procedures for transactions in the Company’s securities that are designed to ensure compliance with all insider trading rules. The Company’s policies and procedures also prohibit certain employees, officers and directors from engaging in certain forms of hedging or short-term speculative trading of the Company’s securities, including, without limitation, short sales or put or call options involving the Company’s securities. We also prohibit certain employees, officers and directors from pledging MoneyGram securities as collateral for loans (including margin loans).

Clawback Policy

The Company’s incentive compensation award agreements and annual cash incentive plan provide that the HRNC may seek reimbursement of incentives paid or stock options and restricted stock/RSU proceeds provided to a Named Executive or other executive if it is later determined that the Named Executive or other executive engaged in misconduct, acted in a manner contrary to the Company’s interest or breached a non-competition agreement. To date, the HRNC has not exercised this right with respect to any plan award previously paid.

The Company has also adopted a clawback policy, which provides that:

●

Certain executives, including the Named Executives, will be rated on his or her success in meeting the Company’s compliance obligations, with a “failing” score in compliance rendering an executive ineligible for any bonus for that year.

●	Under the annual cash incentive plan, the Company may “recoup” or “clawback” prior bonuses from executives who have later been determined to have contributed to compliance failures.

Peer Group Selection and Competitive Benchmarking

Our executive compensation program is designed to reward achievement of goals and to attract, retain and motivate our leaders in a competitive talent market. The HRNC examines the executive compensation of a group of peer companies (our “Compensation Peer Group”) to stay current with market pay practices and trends, and to understand the competitiveness of our total compensation and its various elements. The HRNC reviews at least annually the Compensation Peer Group to confirm that it includes companies that are comparable to MoneyGram on the basis of industry focus, scope of operations, size (based on revenues) and the competitive marketplace for talent. We use this data solely for informational purposes and do not target a specific percentile or make significant pay decisions based on market data alone. Although we believe this information can be helpful, we recognize that benchmarking is not always reliable and is subject to significant change from one year to the next—particularly for companies in the financial services industry. As a result, we use both Company and individual performance as a primary driver of pay levels, as opposed to market data.

The following 21 companies comprised the 2015 Compensation Peer Group:

ACI Worldwide, Inc.	Equifax Inc.	TeleTech Holdings, Inc.
Acxiom Corporation	Euronet Worldwide, Inc.	Total System Services, Inc.
Alliance Data Systems Corporation	Fidelity National Information Systems, Inc.	Vantiv, Inc.
Broadridge Financial Solutions, Inc.	Fiserv, Inc.	Verifone Systems, Inc.
Convergys Corporation	Genpact Limited	The Western Union Company
CoreLogic, Inc.	Global Payments, Inc.
DST Systems, Inc.	Heartland Payment Systems, Inc.
The Dun & Bradstreet Corporation	Jack Henry & Associates, Inc.

2016 Compensation Peer Group:    For the 2016 compensation review, the HRNC removed Acxiom Corporation, Alliance Data Systems Corporation, Broadridge Financial Solutions, Inc., Convergys Corporation, CoreLogic, Inc., DST Systems, Inc., The Dun & Bradstreet Corporation, Equifax Inc., Genpact Limited and TeleTech Holdings, Inc. from the Compensation Peer Group and added Blackhawk Network Holdings, Inc., Cardtronics, Inc., FleetCor Technologies, Inc., Green Dot Corporation and PayPal Holdings, Inc. to the Compensation Peer Group. The HRNC decided upon this peer group after consultation with its compensation consultant and primarily based upon criteria such as business alignment, industry relevance and competition for executive talent. While the companies in the Compensation Peer Group are generally larger than we are in terms of market capitalization and revenue, we believe this peer group composition is appropriate in light of the importance we ascribe to providing competitive pay opportunities sufficient to attract and retain the talented executives needed to lead the Company.

The following 16 companies comprise the 2016 Compensation Peer Group:

ACI Worldwide, Inc.	FleetCor Technologies, Inc.	PayPal Holdings, Inc.
Blackhawk Network Holdings, Inc.	Global Payments, Inc.	Total System Services, Inc.
Cardtronics, Inc.	Green Dot Corporation	Vantiv, Inc.
Euronet Worldwide, Inc.	Heartland Payment Systems, Inc.	Verifone Systems, Inc.
Fidelity National Information Systems, Inc.	Jack Henry & Associates, Inc.	The Western Union Company
Fiserv, Inc.

CEO Performance and Pay At-A-Glance

The HRNC evaluated the strong leadership of Ms. Patsley, our CEO during 2015, throughout a challenging year. Ms. Patsley took a number of actions throughout 2015 that helped MoneyGram deliver positive results, despite the continuing economic and industry challenges faced by the Company, and has played a critical role as the Company navigates its leadership transition. Among other things, under Ms. Patsley’s leadership in 2015, the Company:

●	Achieved total revenue of $1,434.7 million on a reported basis and $1,497.7 million on a constant currency basis during the year;

●	Achieved Adjusted EBITDA of $243.1 million on a reported basis and $248.1 million on a constant currency basis, and a pre-tax loss of $29.1 million, during the year;

●

Continued to enhance its compliance program by building upon a strong team of compliance professionals, implementing new systems and increasing agent oversight, which we believe is a strong foundation for future growth;

●	Invested in areas critical to long-term growth, including Digital/Self-Service solutions, global consumer acquisition strategies and agent productivity;

●	Executed the near completion of the 2014 Global Transformation Program, increasing our long-term competitiveness and positioning us for the future;

●

Engaged with government agencies, regulators, banks and legislators to ensure that they are aware of challenges facing our industry during a period of de-risking in the banking industry and other regulatory challenges; and

●	Worked closely with Walmart on a number of new initiatives and negotiated a new three-year agreement with Walmart, which was signed in January 2016, extending a nearly two decade long relationship.

The HRNC assessed Ms. Patsley’s 2015 compensation consistent with our overall compensation philosophy. In light of the achievements described above and the existing commercial environment during the year, the HRNC believes that total direct compensation of $7.9 million was the appropriate level of compensation for Ms. Patsley for the 2015 year. “Total direct compensation” for these purposes is comprised of base salary paid to Ms. Patsley during 2015, the annual cash incentive award actually paid to Ms. Patsley with respect to 2015 and the grant date value of long-term incentive awards. Ms. Patsley’s total direct compensation for 2015 represents an increase of 10 percent over 2014, when her base salary, annual incentive award and long-term incentive grant date value totaled $7.2 million. As indicated by the chart below, Ms. Patsley’s base salary and annual long-term equity incentive award remained flat relative to 2014. The increase in Ms. Patsley’s total direct compensation was due to an increase in the annual incentive award paid to Ms. Patsley for 2015. As a result, the increase in total direct compensation is attributable to incentive-based, or variable, compensation, which went from 87 percent of Ms. Patsley’s total direct compensation in 2014 to 88 percent of her total direct compensation in 2015. The HRNC considered the Company’s performance during the year to be very strong in light of the economic and competitive environment and considered Ms. Patsley’s compensation, which is predominantly performance-based, to be competitive, reasonable and appropriate.

Ms. Patsley’s Total Direct Compensation ($ Thousands)

Payments Related to Prior Fiscal Year Awards

In prior fiscal years, we have made grants to certain key employees, including certain of the Named Executives, of long-term equity-based and cash awards as determined to be appropriate by the HRNC to, among other things, motivate and retain those individuals. For example, in 2013, we granted cash- and stock-settled contingent performance awards tied to achievement of a target compound annual growth rate in our total revenue less U.S. to U.S. store-based, or “walk-in,” revenue over a performance period that ended December 31, 2015 (referred to as the “2013 contingent performance awards”), and in 2014, we awarded cash retention awards with time-structured payments payable in three tranches over a 25 month period, subject to continued employment (referred to as the “2014 cash retention awards”). In accordance with SEC rules, certain payments made with respect to the 2013 contingent performance awards and the 2014 cash retention awards to the Named Executives are required to be reported as 2015 compensation to those individuals in the compensation tables included in the “Executive Compensation” section of this proxy statement; however, the HRNC does not consider any of these payments to be part of the total direct compensation to the CEO or the other Named Executives for 2015. The performance condition applicable to the 2013 contingent performance awards was satisfied as of December 31, 2015 and those awards were settled in full in February 2016. For additional information regarding the 2014 cash retention awards, please see “—Other Agreements—2014 Cash Retention Award.”

2015 Compensation Review and Decisions

As discussed above under “—Peer Group Selection and Competitive Benchmarking,” we base our annual compensation decisions upon Company and individual performance as it relates to our goals and objectives. We believe this approach further strengthens the relationship between pay and performance for our senior executives.

Overview of 2015 Total Direct Compensation for our CEO and our Named Executives

INCENTIVE TYPE	COMPENSATION ELEMENT	WHAT IT DOES	HOW IT’S SET/LINKS TO PERFORMANCE
Fixed	Base Salary	● Provides competitive fixed compensation ● Balances risk-taking concerns with pay for performance	● Job scope and impact, experience and capability, market compensation levels
Variable	Annual Cash Incentive Award	● Provides a competitive annual incentive opportunity ● Aligns with individual business unit (where appropriate) and Company performance

●  Payout range: 0%—200% of target

●   Based on achievement of financial goals (total revenue and Adjusted EBITDA)

●  Risk/control and compliance goals

●  Based on objective performance metrics, but also allows the HRNC to use judgment in considering quantitative and qualitative performance factors

	Time-based RSUs	● Promotes executive retention ● Aligns with share price, as value of an executive’s grant increases only consistent with increases in the price per share, and the interests of our stockholders	● Vest in three equal installments on each anniversary of the grant date
	Performance-Based RSUs	● Aligns with share price and the interests of our stockholders ● Rewards performance that drives stockholder value creation based on annual Adjusted EBITDA and/or self-service revenue growth target	RSUs Granted in 2015 ● Payout range: 0%—100% of target ● Performance period: 2015 ● Targets based 50% based on annual Adjusted EBITDA growth and 50% on self-service revenue growth

Base Salary

Base salary decisions for 2015 were determined by the HRNC based on the following factors:

●	Recommendations from the CEO (for Named Executives other than the CEO);

●	Performance achievement (both Company and individual) relative to goals and objectives;

●	Scope and impact of each role and changes in job responsibility (in particular with respect to promotional increases);

●	Internal pay equity considerations; and

●	Peer group data.

Having considered these factors, the HRNC approved the following base salary increases effective April 1, 2015:

NAMED EXECUTIVE	BASE SALARY INCREASE		RATIONALE FOR CHANGE
Pamela H. Patsley	0%	—	No increase, consistent with the terms of the CEO Employment Agreement
W. Alexander Holmes	11.1%	$50,000	Assumed additional responsibilities and merit increase
F. Aaron Henry	4.4%	$17,000	Merit increase
Steven Piano	5.4%	$20,000	Merit increase
Peter E. Ohser	15.2%	$50,000	Assumed additional responsibilities and merit increase

Annual Cash Incentive Plan

The annual cash incentive plan provides for annual cash incentive awards based on overall Company performance, individual business unit performance (where applicable), and individual performance and contribution. The HRNC sets specific performance objectives for the Company under the annual cash incentive plan.

Award Levels

In February 2015, the HRNC reviewed the annual incentive targets for each Named Executive to ensure that the Company is competitive under this element of compensation. Consistent with our compensation objectives, as an executive assumes greater responsibility within the Company, a larger portion of his or her compensation is “at-risk” and tied to the achievement of Company and individual performance goals. Based on the HRNC’s review, the annual incentive targets for Messrs. Henry and Piano were increased from 60% of base salary to 70% of base salary. The annual cash incentive target of our other Named Executives did not change.

In 2015, the HRNC established annual incentive targets for our Named Executives as follows:

NAMED EXECUTIVE	ANNUAL INCENTIVE TARGET AS A PERCENT OF BASE SALARY AS OF:
	12/31/2014	12/31/2015
Pamela H. Patsley	120%	120%
W. Alexander Holmes	75%	75%
F. Aaron Henry	60%	70%
Steven Piano	60%	70%
Peter E. Ohser	70%	70%

Each Named Executive’s actual annual cash incentive award is based on the Company’s achievement of annual financial results relative to performance objectives established by the HRNC, including business unit performance (where applicable) as well as individual performance and contribution to the Company’s overall results (which is reflected in each Named Executive’s performance rating). As applicable, the HRNC sets the financial objectives for each Named Executive so as to place the appropriate focus on the desired results and key initiatives. In setting these goals the HRNC considers input from management. There is a performance overlay range associated with each Named Executive’s performance rating, which allows a Named Executive’s annual incentive payout to be increased or decreased depending on the executive’s performance rating.

2015 Performance Objectives

Under the annual cash incentive plan, the HRNC sets specific performance objectives for the Company, as well as threshold, target and maximum payout levels predicated on actual achievement, in accordance with the funding formula set forth below.

	THRESHOLD	TARGET	MAXIMUM
Performance Achievement	90%	100%	115%
Payout	50%	100%	200%

For 2015, the HRNC approved total revenue and Adjusted EBITDA (as defined below), each weighted equally and each on a constant currency basis, as the performance measures governing annual incentive payouts.

PERFORMANCE MEASURES ($ IN MILLIONS)	WEIGHT	THRESHOLD	TARGET	MAXIMUM	2015 RESULTS		2015 PAYOUT RESULTS BY MEASURE(1)
Total Revenue	50%	$1,323.5	$1,470.5	$1,691.1	$1,497.7	(3)	112%
Adjusted EBITDA(2)	50%	$222.8	$247.6	$284.7	$248.1	(4)	100%

(1)	Represents payout (as a percentage of target) on each respective performance measure under application of the funding formula presented above.

(2)	Adjusted EBITDA is EBITDA excluding severance and related costs, reorganization and restructuring costs, compliance enhancement program costs, direct monitor costs, losses related to agent closures, debt extinguishment costs, stock-based and contingent performance compensation, certain legal expenses and currency adjustment.

(3)	Reflects constant currency adjusted total revenue. Reported total revenue was $1,434.7 million but was negatively impacted by $63.0 million by the stronger U.S. dollar. See page 31 of our 2015 Annual Report on Form 10-K for information regarding our constant currency measures.

(4)	Reflects constant currency Adjusted EBITDA. Reported Adjusted EBITDA was $243.1 but was negatively impacted by $5.0 million by the stronger U.S. dollar. See page 31 of our 2015 Annual Report on Form 10-K for information regarding our constant currency measures.

2015 Actual Annual Cash Incentive Payouts

Based on the results achieved and the relative weighting of each performance objective (as shown in the table above), the 2015 level of performance achievement for the annual cash incentive plan pool was 106 percent of target. Each Named Executive also received an individual performance rating, as set forth below, which served either as a multiplier or a detractor to his or her annual cash incentive payout. In addition to Company and business unit performance (where applicable), each Named Executive’s performance rating also considers his or her technical and leadership competency and abilities in his or her role. All annual cash incentive payouts were approved by the HRNC. The performance goals for all Named Executives were based solely on overall corporate performance.

NAMED EXECUTIVE	PERFORMANCE RATING	ANNUAL CASH INCENTIVE AS A PERCENT OF TARGET(1)
Pamela H. Patsley	120%	127.2%
W. Alexander Holmes	120%	127.2%
F. Aaron Henry	110%	116.6%
Steven Piano	115%	121.9%
Peter E. Ohser	120%	127.2%

(1)	Represents a percentage comparison between the actual cash incentive amount paid to the Named Executive and such Named Executive’s target payout amount.

Long-Term Incentives

Annual Equity Award Guidelines and 2015 Equity Grants

We typically make annual long-term equity incentive awards to the Named Executives each year in order to reward performance that drives stockholder value creation and align the interests of our management team with those of our stockholders. Long-term equity incentive awards are granted under our 2005 Plan, which provides for a variety of different awards, including stock options, restricted stock, RSUs and performance awards.

The HRNC regularly reviews the Company’s annual equity grant guidelines, pursuant to which annual grant multiples are set for the Named Executives. The equity grant guidelines for 2015, expressed as a multiple of base salary, were the same as in 2014 and are set forth below:

LEVEL	PERCENT
CEO	600%
Chief Financial Officer/Chief Operating Officer	250%
Other Named Executives	225%

See “—2016 Compensation Decisions—Long-Term Incentive Awards” for a discussion regarding the equity grant guidelines for 2016.

The HRNC will determine the allocation between award types and set the vesting criteria at the time of each grant.

Our decisions relating to equity awards are primarily influenced by the need to recruit and retain certain Named Executives as well as to align the interests of the Named Executives with those of our stockholders. In 2015, we granted our Named Executives both time-based and performance-based RSUs. MoneyGram developed the vesting criteria for the RSU awards to be both motivational and retentive, with performance-vesting criteria serving to motivate the creation of stockholder value and time-based vesting criteria serving to retain key executives. The table below sets forth the total number of time-based and performance-based RSUs granted to each Named Executive during 2015 in connection with annual long-term incentive awards:

NAMED EXECUTIVE	TIME-BASED RSUs(1)	PERFORMANCE-BASED RSUs(2)
Pamela H. Patsley	323,051	323,051
W. Alexander Holmes	72,760	72,760
F. Aaron Henry	52,387	52,387
Steven Piano	51,077	51,077
Peter E. Ohser	49,768	49,768

(1)	Time-based RSUs vest in three equal installments on each anniversary of the grant date.

(2)	The performance-based RSUs vest in three equal installments on each anniversary of the grant date if certain performance goals are achieved, with up to 50% of the performance-based RSUs eligible to vest over such three year period if a target level of Adjusted EBITDA is achieved for the year ended December 31, 2015 and up to 50% of the performance-based RSUs eligible to vest over such three year period if a target level of “self-service” revenue is achieved for the year ended December 31, 2015; provided, however, that no performance-based RSUs will vest unless a certain threshold level of Adjusted EBITDA is achieved. Under the terms of the award agreements, these performance-based RSUs have the potential to pay out at 50 percent of the number of units awarded if the Company achieves threshold-level performance. Attainment between the threshold and target performance goals is subject to straight-line interpolation. On February 23, 2016, the HRNC determined that the target performance levels were met.

All participants in our long-term incentive program, including our Named Executives, are required to sign a post-employment restriction agreement providing for non-disclosure, non-solicitation and non-competition following termination of employment. For all equity participants other than Ms. Patsley and, beginning in 2016, Mr. Holmes, a discussion of the treatment of outstanding equity awards upon the termination of employment is included below under “Restricted Stock Unit Agreements” and “Stock Option Agreements.” The treatment of Ms. Patsley’s and, beginning in 2016, Mr. Holmes’s equity upon termination is discussed under “Executive Employment Agreements.”

Other Compensation

In addition to the components of total direct compensation for 2015 described above, a portion of our Named Executives’ compensation includes other market competitive, non-variable compensation and benefits. These other compensation and benefits elements aid us in being able to recruit more effectively and to retain highly qualified executive talent while competing with other companies that offer similar programs.

Retirement Benefits and Deferred Compensation

MoneyGram does not provide any form of pension or deferred compensation, other than a 401(k) plan. The 401(k) plan is the Company’s primary retirement plan for U.S. employees, including Named Executives. The 401(k) plan is a defined contribution plan that allows employees whose customary employment is for 1,000 hours or more per year to defer up to 50 percent of their eligible compensation on a pre-tax or post-tax basis subject to limitations under the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”). MoneyGram matches 100 percent of the first three percent and 50 percent of the next two percent of compensation deferred by an eligible employee. In addition, a discretionary contribution may be granted annually by our Board; however, no discretionary contribution was granted for 2015. Employer contributions are invested according to a participant’s investment election for employee contributions. Employees may not maintain more than ten percent of their 401(k) plan account balances in MoneyGram stock. Employee contributions and the employer match are immediately 100 percent vested.

Severance Benefits

A discussion of the Company’s severance benefits for the Named Executives is set forth below under “Executive Employment Agreements” and “Other Agreements.”

Perquisites and Personal Benefits

MoneyGram did not provide any perquisites or personal benefits to any Named Executives in 2015.

2016 Compensation Decisions

Base Salary

Base salary decisions for 2016 were determined by the HRNC based on the following factors:

●	Recommendations from the Executive Chairman and the CEO (for Named Executives other than the Executive Chairman and CEO);

●	Performance achievement (both Company and individual) relative to goals and objectives;

●	Scope and impact of each role and changes in job responsibility (in particular with respect to promotional increases);

●	Internal pay equity considerations; and

●	Peer group data.

Having considered these factors, the HRNC approved the following base salary increases in 2016:

NAMED EXECUTIVE	BASE SALARY INCREASE (DECREASE)		EFFECTIVE DATE	RATIONALE FOR CHANGE
Pamela H. Patsley	(29.7)%	$(275,000)	January 1, 2016	Salary applicable to change in position from CEO to Executive Chairman on January 1, 2016
W. Alexander Holmes	45%	$ 225,000	January 1, 2016	Salary increase for promotion to CEO on January 1, 2016
F. Aaron Henry	0%	$ 0	N/A	No change
Steven Piano	2.56%	$ 10,000	March 26, 2016	Merit increase
Peter E. Ohser	5.26%	$ 20,000	March 26, 2016	Merit increase

Annual Cash Incentive Plan

For 2016, the HRNC approved total revenue and Adjusted EBITDA (excluding severance and related costs, reorganization and restructuring costs, compliance enhancement program costs, direct monitor costs, losses related to agent closures, debt extinguishment costs, stock-based and contingent performance compensation, certain legal expenses and currency adjustment), each weighted equally, as the performance measures governing annual incentive payouts. The Company’s employment agreements with both Ms. Patsley and Mr. Holmes provide that their annual cash incentive target is 100% of their respective annual base salary. The annual cash incentive target for our other Named Executives did not change.

Long-Term Incentive Awards

In February 2016, the HRNC approved new annual equity grant guidelines, pursuant to which annual grant multiples are set for the Named Executives. The equity grant levels for the Executive Chairman and CEO are provided in their employment agreements with the Company. The equity grant guidelines for 2016, expressed as a multiple of base salary, are as set forth below:

LEVEL	PERCENT
Executive Chairman	300%
CEO	400%
Other Named Executives	225%

In accordance with the annual grant guidelines established by the HRNC, the HRNC approved annual long-term incentive grants in February 2016. The HRNC elected to make the 2016 long-term incentive grants using a mix of performance-based RSUs (10%), performance-based cash awards (40%) and time-based RSUs (50%). In determining the grant design for 2016, management and the HRNC considered various factors, including recent stock price volatility, dilution and retention of key executives. Management and the HRNC concluded that this mix of equity and cash was most appropriate for 2016 because it enabled us to deliver competitive long-term incentives to our key executives and maintain the alignment of our executives’ interests with those of our shareholders during a critical time for our business. The time-based RSUs vest in three equal installments on each anniversary of the grant date. The performance-based RSUs and the performance-based cash awards are subject to performance conditions that must be satisfied. If such performance conditions are satisfied at the conclusion of a one-year performance period, the performance-based RSUs will vest in three equal installments on each anniversary of the grant date. With respect to the performance-based long-term incentive (cash and equity), up to 50% of such awards become eligible to vest over such three year period if a target level of Adjusted EBITDA is achieved for the year ended December 31, 2016 and up to 50% of such awards become eligible to vest over such three year period if a target level of “self-service” revenue is achieved for the year ended December 31, 2016.

The details of the 2016 long-term equity grants are set forth below:

NAMED EXECUTIVE	DATE OF GRANT	TOTAL GRANT DATE VALUE ($)	AWARD SPLIT AMONG
			Performance-Based		Time- Based RSUs (#)
			Cash ($)	RSUs (#)
Pamela H. Patsley	February 23, 2016	$1,950,000	$780,000	38,386	191,930
W. Alexander Holmes	February 23, 2016	$2,900,000	$1,160,000	57,087	285,434
F. Aaron Henry	February 23, 2016	$900,000	$360,000	17,717	88,583
Steven Piano	February 23, 2016	$900,000	$360,000	17,717	88,583
Peter E. Ohser	February 23, 2016	$900,000	$360,000	17,717	88,583

Executive Employment Agreements

MoneyGram currently maintains employment agreements with two of our Named Executives, Ms. Patsley and Mr. Holmes. Ms. Patsley served as our Chairman and CEO during 2015, and effective January 1, 2016, Ms. Patsley assumed the role of Executive Chairman of the Board and Mr. Holmes became our CEO.

Pamela H. Patsley

On July 30, 2015, the Company and Ms. Patsley entered into a new employment agreement, referred to herein as the Executive Chairman Employment Agreement, pursuant to which she assumed the role of Executive Chairman of the Board effective January 1, 2016. The Executive Chairman Employment Agreement supersedes the employment agreement dated March 27, 2013, as amended July 30, 2015, which is referred to herein as the Patsley CEO Employment Agreement.

Patsley CEO Employment Agreement.    On March 27, 2013, the Company and Ms. Patsley entered into the Patsley CEO Employment Agreement, which was amended on July 30, 2015 solely to extend the term of the Patsley CEO Employment Agreement from ending on September 1, 2015 to ending on December 31, 2015.

Pursuant to the Patsley CEO Employment Agreement, Ms. Patsley served as the Company’s CEO until December 31, 2015. Since January 1, 2016, Ms. Patsley has acted as the Company’s Executive Chairman pursuant to the Executive Chairman Employment Agreement described below. Under the Patsley CEO Employment Agreement, Ms. Patsley also served as Chairman of the Board, provided she was elected to the Board by the stockholders. Under the terms of this agreement, Ms. Patsley received an annual base salary of $925,000, which was subject to annual review and increase, but not decrease, without Ms. Patsley’s consent. Ms. Patsley was also eligible to participate in the annual cash incentive plan, with a target annual incentive opportunity equal to 120 percent of her base salary and a maximum annual incentive opportunity equal to two times her target annual incentive if Company performance exceeded targeted levels. Also pursuant to the Patsley CEO Employment Agreement, Ms. Patsley participated in the 2005 Plan and was eligible to receive an annual grant of equity or equity-based awards with an aggregate grant date fair market value equal to at least four times her annual base salary in effect at the time of grant. After 2013, the HRNC had authority to adjust the value of Ms. Patsley’s annual equity award to reflect significant changes in competitive compensation practices.

The Patsley CEO Employment Agreement provided that, during the term of her employment pursuant to such agreement, if Ms. Patsley’s employment was terminated without “cause” or due to resignation for “good reason” in the absence of a “change of control” (each as defined in the Patsley CEO Employment Agreement), she would have received, among other accrued benefits, the following: (i) a pro-rata portion of her bonus under the annual cash incentive plan for the fiscal year in which termination occurred, subject to the Company’s actual performance achievement; (ii) an aggregate payment of two times the sum of (a) her annual base salary and (b) her target bonus under the annual cash incentive plan, payable in installments over the 24 months following termination; (iii) continuation of health and life insurance coverage for up to two years; (iv) with respect to each award of options, continued eligibility for the unvested portion to vest and for such awards to remain exercisable until the earlier of (1) expiration of the ten-year term of the options, or (2) the fifth anniversary of the date of termination to the extent such options are either vested or become vested during the post-termination period; (v) with respect to the RSUs and contingent performance awards granted in November 2011 and February 2013, continued eligibility for the full amount to vest based on the Company’s actual performance achievement over the three-year performance period; and (vi) with respect to each other equity or equity-based award granted after March 27, 2013 (including the cash retention award granted in December 2014), continued eligibility for the full amount to vest based on the Company’s actual performance achievement (for awards subject to performance-based vesting criteria) or continued eligibility for the unvested portion to vest (for awards subject to solely time-based vesting criteria).

If Ms. Patsley’s employment was terminated during the term of her employment pursuant to the Patsley CEO Employment Agreement without “cause” or for “good reason” within 12 months following a “change of control,” she would have received, among other accrued benefits, the amounts described in clauses (i), (ii) and (iii) of the preceding paragraph, and all outstanding stock options or any other long-term incentive awards (including the cash retention award granted in December 2014) held by her (a) would immediately vest, if subject to solely time-based vesting criteria, or (b) would immediately vest on a pro-rata basis assuming the performance goals applicable to such award had been achieved at target level, if subject to performance-based vesting criteria. If Ms. Patsley’s employment was terminated during the term of her employment pursuant to the Patsley CEO Employment Agreement due to death or “disability” (as defined in the Patsley CEO Employment Agreement), she would have received, among other accrued benefits, the amounts described in clause (i) of the preceding paragraph, and pro-rata portions of the performance-based awards described in clauses (v) and (vi) of the preceding paragraph would have remained eligible to vest based on the Company’s actual performance achievement. If Ms. Patsley’s employment was terminated (other than for “cause”) at or following the expiration of the Patsley CEO Employment Agreement, she would have received, among other accrued benefits, the payments and benefits described in clauses (i), (iv), (v), and (vi) of the preceding paragraph.

Patsley Executive Chairman Employment Agreement.    In connection with Ms. Patsley’s appointment as the Executive Chairman of the Board effective January 1, 2016, the Company and Ms. Patsley entered into the Executive Chairman Employment Agreement, dated July 30, 2015, to be effective as of January 1, 2016. Under the Executive Chairman Employment Agreement, Ms. Patsley shall serve as the Executive Chairman of the Board for a term commencing on January 1, 2016 and ending on December 31, 2017, subject to earlier termination pursuant to the terms of the Executive Chairman Employment Agreement.

The Executive Chairman Employment Agreement provides that Ms. Patsley shall receive an annual base salary of $650,000 during the term of her employment pursuant to such agreement, which amount is subject to annual review and may be increased, but not decreased, without Ms. Patsley’s consent. During the term of her employment pursuant to the Executive Chairman Employment Agreement, Ms. Patsley shall be eligible to participate in the Company’s annual cash incentive plan, and shall be eligible to receive a target annual bonus equal to 100 percent of her annual base salary and a maximum annual bonus equal to two times her target bonus if the Company’s performance exceeds targeted levels. Also during the term of her employment pursuant to the Executive Chairman Employment Agreement, Ms. Patsley will be eligible to participate in the 2005 Plan and will receive an annual grant of equity or equity-based awards with an aggregate grant date fair market value equal to at least three times her annual base salary in effect at the time of grant, if the Company makes grants of such awards to other senior executive officers of the Company.

The Executive Chairman Employment Agreement provides that, during the term of her employment pursuant to such agreement, if Ms. Patsley’s employment is terminated without “cause,” due to resignation for “good reason,” or due to death or “disability” (each as defined in the Patsley Employment Agreement), she shall receive, among other accrued benefits, the following: (i) a pro-rata portion of her bonus under the annual cash incentive plan for the fiscal year in which termination occurs, subject to the Company’s actual performance achievement; (ii) an aggregate payment of two times the sum of (a) her annual base salary and (b) her target bonus under the annual cash incentive plan; (iii) continuation of health and life insurance coverage for up to two years; and (iv) with respect to equity or equity-based awards, continued eligibility to vest based on the Company’s actual performance achievement (for awards subject to performance-based vesting criteria) or full accelerated vesting (for awards subject to solely time-based vesting criteria). Upon the expiration of the term of her employment pursuant to the Executive Chairman Employment Agreement, she shall receive, among other accrued benefits, the payments and benefits described in clauses (i) and (iv) of the preceding sentence.

Alexander Holmes

In connection with Mr. Holmes’s appointment as CEO effective January 1, 2016, the Company and Mr. Holmes entered into an employment agreement, referred to herein as the Holmes Employment Agreement, dated July 30, 2015, to be effective as of January 1, 2016. Under the Holmes Employment Agreement, Mr. Holmes shall serve as CEO of the Company for a term commencing on January 1, 2016 and ending on the date that Mr. Holmes’s employment is terminated in accordance with the terms of the Holmes Employment Agreement.

The Holmes Employment Agreement provides that Mr. Holmes shall receive an annual base salary of $725,000 during the term of his employment pursuant to such Agreement, which amount is subject to annual review and may be increased, but not decreased, without Mr. Holmes’s consent. During the term of his employment pursuant to the Holmes Employment Agreement, Mr. Holmes shall be eligible to participate in the Company’s annual cash incentive plan, and shall be eligible to receive a target annual bonus equal to 100 percent of his base salary and a maximum annual bonus equal to two times his target bonus if the Company’s performance exceeds targeted levels. Also during the term of his employment pursuant to the Holmes Employment Agreement, Mr. Holmes shall participate in the 2005 Plan and shall receive an annual grant of equity or equity-based awards with an aggregate grant date fair market value equal to at least four times his annual base salary in effect at the time of grant, if the Company makes grants of such awards to other senior executive officers of the Company.

The Holmes Employment Agreement provides that, during the term of his employment pursuant to such agreement, if Mr. Holmes is terminated without “cause” or resigns for “good reason” (each as defined in the Holmes Employment Agreement), he shall receive, among other accrued benefits, the following: (i) a pro-rata portion of his bonus under the annual cash incentive plan for the fiscal year in which termination occurs, subject to the Company’s actual performance achievement; (ii) an aggregate payment of two times the sum of (a) his annual base salary and (b) his target bonus under the annual cash incentive plan; (iii) continuation of health and life insurance coverage for up to two years; and (iv) with respect to equity or equity-based awards granted after January 1, 2016, continued eligibility to vest on a pro-rata basis based on the Company’s actual performance achievement (for awards subject to performance-based vesting criteria) or limited accelerated vesting (for awards subject to solely time-based vesting criteria). If Mr. Holmes is terminated during the term of his employment pursuant to the Holmes Employment Agreement due to death or “disability” (as defined in the Holmes Employment Agreement), he shall receive, among other benefits, the payments and benefits described in clause (i) of the preceding sentence. Had Mr. Holmes been terminated without “cause” or had he resigned for “good reason” after July 30, 2015 and prior to January 1, 2016, he would have received, among other accrued benefits, the payments and benefits described in clauses (i), (ii) and (iii) of the first sentence of this paragraph, provided that any payments under clause (ii) shall be based on the salary and target bonus in effect on the date of termination.

Please see “—Other Agreements—Applicable Definitions” for an explanation of the terms “cause,” “good reason,” “disability” and “change of control” as used in the employment agreements.

Other Agreements

Employee Trade Secret, Confidential Information and Post-Employment Restriction Agreement

Each of the Named Executives, other than Ms. Patsley and Mr. Holmes, whose trade secret, confidentiality and post-employment restriction provisions are included in their employment agreements, entered into an Employee Trade Secret, Confidential Information and Post-Employment Restriction Agreement. Under these agreements, each Named Executive agrees to confidentiality and non-disparagement obligations that extend indefinitely. In addition, under these agreements, each Named Executive agrees to non-competition provisions with respect to certain competing businesses and non-solicitation restrictions with respect to employees and customer relationships for defined periods of time.

Severance Benefits

The Company maintains severance benefits for all of its employees, the intended benefits of which are to provide financial protection in the event of a termination that could disrupt the careers of the Named Executive. The severance benefits allow the Named Executives to focus on corporate performance and maximizing value for the benefit of stockholders in the event of a change of control or other potential termination of employment by providing an economic means for the Named Executive to transition away from the employment with the Company. Participation by a Named Executive in any plan or agreement requires the approval of the HRNC. For a description of the Company’s severance agreements, see below and also “Potential Payments Upon Termination or Change Of Control” in this proxy statement.

Severance Agreements

Each of the Named Executives, other than Ms. Patsley and Mr. Holmes, whose severance provisions are included in their employment agreements, have entered into an individual severance agreement with the Company. These individual severance agreements only provide for severance benefits in the event that a Named Executive’s employment is terminated by the Company without “cause” (as defined in the severance agreements) and do not provide for severance benefits solely in the event of a change in control.

If a Named Executive is terminated without cause, the severance agreements provide for severance in an amount equal to one year of the Named Executive’s annual base salary and, provided the Company achieves its applicable performance goals, a pro rata portion of the Named Executive’s annual incentive bonus for the year in which the termination occurs (not to exceed the Named Executive’s annual target incentive opportunity), payable in a lump sum when such cash bonuses are regularly paid. The severance provisions under these agreements become available to the respective Named Executive on or after the first anniversary of such person’s employment with the Company.

Restricted Stock Unit Agreements

Pursuant to the terms of the RSU agreements for performance-based RSUs awarded in 2012, 2013, 2014 and 2015, if a participant is terminated for cause or resigns from the Company or any of its subsidiaries, any units that are not vested as of such date shall be forfeited. If a participant is terminated without cause or due to death or disability prior to completion of half of the performance period (or prior to the completion of the second year of the performance period in the case of RSUs granted in 2014), any units that are not vested as of such date shall be forfeited. For units granted in 2012 through 2014, if a participant is terminated without cause or due to death or disability after completion of half of the performance period (or after completion of the second year of the performance period in the case of RSUs granted in 2014), any units that are not vested as of such date shall vest with respect to a number of units equal to the product of (x) the number of units that would be eligible for vesting based on the actual attainment of performance goals with respect to the entire performance period, multiplied by (y) a fraction, the numerator of which is the number of days the participant was employed during the performance period, and the denominator of which is the total number of days in the performance period. For units granted in 2015, if a participant is terminated without cause or due to death or disability after completion of half of the performance period, the next subsequent installment will vest based on actual performance, and all subsequent installments will be forfeited. In the event that the units are assumed or otherwise replaced in connection with a change in control, and a participant’s employment is terminated without cause or a participant terminates his or her employment for good reason, in each case within 12 months following the change in control, then (i) for units granted in 2012 and 2013, the units will immediately vest with respect to a number of units that is the greater of (a) the number of units that would vest if the performance goals were achieved at the target level and (b) the number of units determined based on the actual level of attainment of the performance goals as of the date of the change in control; (ii) for units granted in 2014, a number of units will immediately vest equal to the number of units that would vest if the performance goal were achieved at the target level; and (iii) for units granted in 2015, if the termination occurs during the performance period, all remaining installments will vest at the target level and if termination occurs after the end of the performance period, all remaining installments will vest based on the actual attainment of the performance goals.

Pursuant to the terms of the agreements for time-based RSUs awarded in 2014 and 2015, if a participant is terminated for cause or resigns from the Company or any of its subsidiaries, any units that are not vested as of such date will be forfeited. If a participant is terminated without cause or due to death or disability prior to an installment vesting date, a number of units that would have vested during the twelve months following the termination date will vest as of such date. In the event the units are assumed or otherwise replaced in connection with a change in control, and a participant’s employment is terminated without cause or a participant terminates his or her employment for good reason, in each case within 12 months following the change in control, then any unvested units will vest as of the termination date.

The performance and time-based RSUs are also subject to certain forfeiture and repayment provisions.

The treatment of certain RSUs granted to Ms. Patsley and Mr. Holmes are governed by the terms of their existing long-term equity award agreements and the provisions of their existing employment agreements as described above under “—Executive Employment Agreements.”

Stock Option Agreements

Pursuant to the terms of the form stock option agreements for stock options awarded in November 2011 and in 2012 and 2013, if an optionee’s employment is terminated for cause, any portion of the option that has not been exercised shall be immediately forfeited. If an optionee’s employment is terminated by the Company or one of its subsidiaries without cause or the optionee terminates employment for good reason, any unvested portion of the option shall be forfeited and the optionee will have a designated period of time to exercise the vested portion. If an optionee resigns without good reason or for any reason other than death or disability, any unvested portion of the option shall be forfeited and the optionee will have a designated period of time to exercise the vested portion. If an optionee’s employment is terminated due to death or disability, the portion of the option that would have vested during the 12-month period following the termination date shall vest, the vested portion of the option may be exercised for a designated period of time, and the unvested portion of the option shall be forfeited.

If there is a change in control of the Company and the per share fair market value of the Company’s common stock on the occurrence of the change in control does not exceed the per share option price, then the option, whether vested or unvested, shall immediately terminate. However, if the fair market value exceeds the option price on the occurrence of the change in control, the Committee, in its sole discretion, may (1) provide the optionee reasonable time to exercise the vested portion of the option, (2) provide for the termination of the option in exchange for payment to the optionee of the excess of the (x) aggregate fair market value of the common stock issuable pursuant to the vested portion of the option over (y) the aggregate option price for the vested portion or (3) if the change in control involves a merger or consolidation with another company, provide for the assumption or substitution by the surviving entity or its parent of awards with substantially the same terms as the option.

If there is a change in control of the Company and after giving effect thereto the optionee’s employment is terminated by the Company or its subsidiaries without cause or the optionee terminates his or her employment for good reason, in each case within 12 months following the change in control, any portion of options outstanding and unvested as of the termination of employment shall automatically accelerate and become vested. The stock options are also subject to certain forfeiture and repayment provisions.

The treatment of certain stock options granted to Ms. Patsley and Mr. Holmes are governed by the terms of their existing long-term equity award agreements and the provisions of their existing employment agreements as described above under “—Executive Employment Agreements.”

Annual Cash Incentive Plan

Pursuant to the terms of the annual cash incentive plan, in the event of a change of control, each participant in the plan shall be entitled to a pro rata bonus award calculated on the basis of achievement of the performance goals through the date of the change of control. In the event of a participant’s termination of employment to retirement, death or disability, the participant shall be eligible to receive a pro rata bonus award if bonus awards are paid by the Company.

2014 Cash Retention Award

Pursuant to the terms of the agreements for the cash retention awards that were awarded in December 2014, if a participant is terminated for cause or resigns from the Company or any of its subsidiaries, any award installments that are not vested as of such date will be forfeited. If a participant is terminated without cause or due to death or disability prior to an award installment vesting date, the award installments that would have vested on the next subsequent award installment vesting date would vest immediately as of such termination date. Pursuant to the terms of Ms. Patsley’s cash retention award and consistent with the terms of her employment agreement in effect as of December 31, 2015, if her employment is terminated without cause or due to death or disability or if she resigns for good reason all unvested award installments would vest immediately as of such termination date.

The cash retention awards are also subject to certain forfeiture and repayment provisions.

Applicable Definitions

For purposes of the agreements described in this section and in the section entitled “—Executive Employment Agreements,” the terms listed below are defined as follows:

(i) “cause” generally means (a) the executive has willfully refused to carry out the reasonable and lawful directions, within the executive’s control and responsibilities, of the Board or the person to whom the executive reports for 10 days following notice of such failure, (b) the executive has committed fraud or dishonesty in the performance of his or her duties, (c) the executive has committed an act constituting a felony, misdemeanor involving moral turpitude, or violation of federal securities laws, or the executive is indicted for a felony, (d) the executive has engaged in willful misconduct or gross negligence that could reasonably be expected to be injurious to our financial condition or business reputation, or (e) the executive has breached an Employee Trade Secret Agreement, Confidential Information Agreement, Post-Employment Restriction Agreement, or other similar agreement resulting in an adverse effect on us.

(ii) “good reason” generally means (a) a material reduction in the executive’s position or responsibilities, (b) a material reduction in the executive’s base salary or target bonus opportunity, except in connection with across-the-board compensation reductions of less than 10% applicable to similarly situated employees, or (c) a change in the geographic location of the executive’s place of work by more than 50 miles. The executive must notify us in writing of his or her intent to terminate employment with good reason within 60 days after the occurrence of an event, and we have a 30-day cure period to remedy such event after receipt of notice. For Mr. Holmes, “good reason” also includes not being appointed as our CEO on January 1, 2016 or within 6 months following that date. For Ms. Patsley, prior to January 1, 2016, “good reason” does not include failing to continue to serve as our Executive Chairman.

(iii) “disability” generally means the executive’s physical or mental incapacity rendering the executive incapable of performing his or her duties or responsibilities with respect to us for an extended period of time.

(iv) “change of control” generally means (a) a sale or other transfer of all or substantially all of our assets, (b) the transfer of more than 50% of our outstanding stock, or (c) the consummation of a merger, recapitalization or share exchange with another entity that results in a person obtaining 50% or more of our voting power; however, for purposes of the annual cash incentive plan, a “change of control” generally means (a) the acquisition by a person of 20% or more of our outstanding shares of common stock or of the voting power of the outstanding voting securities, (b) a change in the majority composition of our Board, (c) the consummation of a reorganization, merger, consolidation, sale or other disposition of all or substantially all of our assets, or (d) our stockholders’ approval of a complete liquidation or dissolution.

Compensation and Other Related Policies

Policy for Deductibility of Compensation

The Company’s ability to deduct compensation expense for federal income tax purposes is subject to the limitations of Section 162(m) of the Internal Revenue Code. Section 162(m) limits deductibility to $1 million for certain executive officers unless the compensation is qualified “performance-based compensation” that satisfies specified requirements. The Company generally designs and administers its executive compensation program with the intent that compensation paid to its Named Executives will be deductible. However, the HRNC may in its discretion award compensation that is or may become non-deductible, and expects to consider whether it believes such compensation is in the best interest of the Company, balancing tax efficiency with long-term strategic objectives. While the HRNC is mindful of the limitation imposed by Section 162(m) of the Internal Revenue Code, it also recognizes that facts and circumstances may render compliance with those limitations inappropriate, at odds with the best interests of the Company or out of step with the then-prevailing competitive market conditions. In such event, the HRNC’s priority will be determining what is in the best interest of the Company and its stockholders rather than compliance with the technical limitations imposed by the Internal Revenue Code.

Stock Ownership Guidelines For Executives (See discussion on pages 36-37).

Policy Regarding Trading in Company Stock (See discussion on page 37).

Clawback Policy (See discussion on page 37).

EXECUTIVE COMPENSATION

The following tables and accompanying narrative disclosure should be read in conjunction with the Compensation Discussion and Analysis above, which sets forth the objectives of MoneyGram’s executive compensation and benefit programs.

2015 SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)(2)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	Change in Pension Value and Non-Qualified Deferred Compensation Earnings ($)(4)	All Other Compensation ($)(5)	Total ($)
Pamela H. Patsley(6)	2015	925,000	812,500	5,550,016	—	3,574,400	—	10,600	10,872,516
Chairman and Chief	2014	925,000	693,800	5,550,000	—	—	—	10,500	7,179,300
Executive Officer	2013	909,538	—	3,892,494	1,405,451	1,399,900	—	10,200	7,617,583
W. Alexander Holmes(6)	2015	486,538	225,000	1,250,017	—	890,800	—	10,600	2,862,955
Executive Vice President,	2014	434,615	203,000	1,125,000	—	—	—	10,500	1,773,115
Chief Financial Officer and	2013	363,077	—	765,002	276,215	325,600	—	10,200	1,740,094
Chief Operating Officer
F. Aaron Henry	2015	395,423	150,000	900,009	—	748,200	—	10,600	2,204,232
Executive Vice President,	2014	378,154	130,700	861,750	—	—	—	8,855	1,379,459
General Counsel	2013	359,231	—	765,000	340,000	253,000	—	8,754	1,725,985
Steven Piano	2015	384,615	150,000	877,503	—	766,550	—	10,600	2,189,268
Executive Vice President,	2014	367,308	126,800	832,500	—	—	—	10,500	1,337,108
Human Resources	2013	357,738	—	787,958	284,501	251,600	—	10,200	1,691,997
Peter E. Ohser	2015	366,538	150,000	855,014	—	677,900	—	11,373	2,060,825
Executive Vice President, Business Development

(1)	MoneyGram typically awards annual cash incentive awards based on MoneyGram’s achievement of certain performance targets established under our annual cash incentive plan, which incentive award amounts, if any, are recorded under the “Non-Equity Incentive Plan Compensation” column of this table. MoneyGram did, however, approve a discretionary annual cash incentive pool for 2014, a portion of which was awarded to the Named Executives based on their performance ratings. In accordance with SEC guidance, these amounts are recorded in the “Bonus” column. Payments made in December 2015 with respect to the 2014 cash retention awards are reported in this column for 2015. The 2014 cash retention awards were approved on December 10, 2014. The cash retention awards are payable in cash and will pay out in three tranches over 25 months (contingent upon the executive remaining with MoneyGram) as follows: (i) 25 percent will become payable upon the 12-month anniversary of the date of grant; (ii) 25 percent will become payable upon the 18-month anniversary of the date of grant; and (iii) 50 percent will become payable upon the 25-month anniversary of the date of grant, subject to continued employment.

(2)	The amounts included in these columns represent the aggregate grant date fair value of the stock options and RSUs awarded to Named Executives calculated in accordance with applicable accounting guidance under FASB ASC 718. The grant date fair values have been determined based on the assumptions and methodologies set forth in Note 12—Stock-Based Compensation of the Notes to Consolidated Financial Statements in our 2015 Form 10-K. In accordance with SEC rules, the grant date fair value for performance RSUs is reported based upon the Company’s best estimate of the most probable outcome of the performance conditions at 100 percent achievement, which is the maximum level of performance conditions that may be earned under the awards. Amounts shown under “Stock Awards” for 2013 reflect RSUs awarded under our long-term incentive plan for that year and RSUs awarded as part of the contingent performance award made in February 2013.

(3)

Non-equity incentive plan compensation represents awards earned during 2013 and 2015 under the annual cash incentive plan. This column also includes for 2015 the cash portion of the 2013 contingent performance award, which was granted on February 26, 2013 and contained a performance condition for the period of January 1, 2013 through December 31, 2015, which condition was satisfied. The cash portion of the 2013 contingent performance award is as follows for each of the Named Executives: Ms. Patsley – $2,162,500; Mr. Holmes – $425,000; Mr. Henry – $425,000; Mr. Piano – $437,750; and Mr. Ohser – $350,000.

(4)	No Named Executive is eligible to receive a pension payment.

(5)	For a breakdown of the components that comprise all other compensation for the Named Executives, refer to the table entitled “2015 Details Behind All Other Compensation Column Table” immediately below.

(6)	Effective January 1, 2016, Ms. Patsley assumed the role of Executive Chairman of the Board and Mr. Holmes became the Company’s CEO.

2015 DETAILS BEHIND ALL OTHER COMPENSATION COLUMN TABLE

Name	Year	Perquisites and Other Personal Benefits ($)	Registrant Contributions to Defined Contribution Plans ($)(1)	Insurance Premiums ($)	Tax Reimbursement ($)		Severance ($)	Other ($)		Total ($)
Pamela H. Patsley	2015	—	10,600	—	—		—	—
W. Alexander Holmes	2015	—	10,600	—	—		—	—
F. Aaron Henry	2015	—	10,600	—	—		—	—
Steven Piano	2015	—	10,600	—	—		—	—
Peter E. Ohser	2015	—	10,600	—	273	(2)	—	500	(2)

(1)	The 401(k) plan allows employees to defer up to 50 percent of eligible compensation subject to federal tax law limits. MoneyGram matches 100 percent of the first three percent and 50 percent of the next two percent of compensation deferred. The matching contributions for 2015 are set forth in the table.

(2)	Reflects (a) a $500 cash allowance provided to cover miscellaneous expenses related to the temporary relocation of Mr. Ohser and his family for business purposes during 2015, and (b) a $273 related tax reimbursement payment.

2015 GRANTS OF PLAN-BASED AWARDS

The following table summarizes the 2015 grants of equity and non-equity plan-based awards for each Named Executive.

Name	Grant Date(1)		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(2)			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(3)
			Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Pamela H. Patsley	02/03/2015	**	555,000	1,110,000	2,220,000
	02/25/2015	*				161,526	323,051					2,775,008
	02/25/2015	*							323,051			2,775,008

W. Alexander Holmes	02/03/2015	**	187,500	375,000	750,000
	02/25/2015	*				36,380	72,760					625,008
	02/25/2015	*							72,760			625,008

F. Aaron Henry	02/03/2015	**	140,000	280,000	560,000
	02/25/2015	*				26,194	52,387					450,004
	02/25/2015	*							52,387			450,004

Steven Piano	02/03/2015	**	136,500	273,000	546,000
	02/25/2015	*				25,539	51,077					438,751
	02/25/2015	*							51,077			438,751

Peter E. Ohser	02/03/2015	**	133,000	266,000	532,000
	02/25/2015	*				24,884	49,768					427,507
	02/25/2015	*							49,768			427,507

*	Denotes performance-based RSUs and time-based RSUs granted pursuant to the 2005 Plan.

**	Denotes awards granted pursuant to the annual cash incentive plan, which by its terms is governed by the 2005 Plan.

(1)	The grant date of all cash incentive plan awards and equity awards is the date of the HRNC meeting at which such award was approved.

(2)	The awards described under these columns reflect potential awards under the annual cash incentive plan. Actual payout amounts of these awards have already been determined and were paid in February 2016 and are included in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table above.

(3)	The amount included in this column represents the aggregate grant date fair value of the awards made to Named Executives calculated in accordance with applicable accounting guidance under FASB ASC 718 (see Note 12—Stock-Based Compensation of the Notes to Consolidated Financial Statements in our 2015 Annual Report on Form 10-K). For RSUs, the grant date fair value is determined as the closing sales price of the common stock on the grant date multiplied by the number of units that are expected to vest, assuming that the target performance condition will be met in the case of performance-based RSUs.

Restricted Stock Units.    Awards of RSUs were granted under the 2005 Plan for 2015. The performance-based RSUs vest in three equal installments on each anniversary of the grant date if certain performance goals are achieved, with up to 50% of the performance-based RSUs eligible to vest over such three year period if a target level of Adjusted EBITDA is achieved for the year ended December 31, 2015 and up to 50% of the performance-based RSUs eligible to vest over such three year period if a target level of “self-service” revenue is achieved for the year ended December 31, 2015; provided, however, that no performance-based RSUs will vest unless a certain threshold level of Adjusted EBITDA is achieved. Under the terms of the award agreements, these performance-based

RSUs have the potential to pay out at 50 percent of the number of units awarded if the Company achieves threshold-level performance. Attainment between the threshold and target performance goals is subject to straight-line interpolation. On February 23, 2016, the HRNC determined that the target performance levels were met.

For RSUs subject to time-based vesting that were granted during 2015, the RSUs will vest, and become payable in shares of the Company’s common stock, in three substantially equal, annual installments measured from the grant date as long as the Named Executive remains continuously employed by the Company or one of its subsidiaries through the applicable vesting date.

For a more detailed discussion of the information set forth in the Summary Compensation Table and Grants of Plan-Based Awards Table above, please see the section above titled “Compensation Discussion and Analysis—2015 Compensation Review and Decisions.”

OUTSTANDING EQUITY AWARDS AT DECEMBER 31, 2015

The following table summarizes the total outstanding equity awards as of December 31, 2015 for each Named Executive.

	Option Awards					Stock Awards
	Number of Securities Underlying Unexercised Options		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($/Sh)(2)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(3)	Market Value (as of December 31, 2015) of Shares or Units of Stock That Have Not Vested ($)(5)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(4)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(5)
Name	Exercisable (#)(1)	Unexercisable (#)(1)
Pamela H. Patsley
Grant Date:
01/21/09	415,625	—	—	12.00	01/21/19	—	—	—	—
05/12/09	93,750	—	—	12.72	05/12/19	—	—	—	—
08/31/09	393,750	—	—	21.28	08/31/19	—	—	—	—
11/17/11	27,530	—	—	17.03	11/17/21	—	—	—	—
02/26/13	68,272	68,271	—	16.48	02/26/23	—	—	—	—
02/24/14	—	—	—	—	—	—	—	138,198	866,501
02/24/14	—	—	—	—	—	92,593	580,558	—	—
02/25/15	—	—	—	—	—	646,102	4,051,060	—	—

W. Alexander Holmes
Grant Date:
08/11/09	50,000	—	—	18.40	08/11/19	—	—	—	—
02/17/10	12,500	—	—	22.24	02/17/20	—	—	—	—
07/11/11	20,000	5,000	25,000	28.00	07/11/21	—	—	—	—
11/17/11	8,250	—	—	17.03	11/17/21	—	—	—	—
03/21/12	10,145	3,381	—	18.39	03/21/22	—	—	—	—
02/26/13	13,418	13,417	—	16.48	02/26/23	—	—	—	—
02/24/14	—	—	—	—	—	—	—	28,013	175,642
02/24/14	—	—	—	—	—	18,769	117,682	—	—
02/25/15	—	—	—	—	—	145,520	912,410	—	—

F. Aaron Henry
Grant Date:
02/15/11	25,000	6,250	31,250	23.28	02/15/21	—	—	—	—
11/17/11	3,220	—	—	17.03	11/17/21	—	—	—	—
07/16/12	4,707	1,569	—	15.51	07/16/22	—	—	—	—
08/21/12	7,813	2,604	—	16.10	08/21/22	—	—	—	—
02/26/13	13,418	13,417	—	16.48	02/26/23	—	—	—	—
02/24/14	—	—	—	—	—	—	—	21,458	134,542
02/24/14	—	—	—	—	—	14,377	90,144	—	—
02/25/15	—	—	—	—	—	104,774	656,933	—	—

Steven Piano(6)
Grant Date:
08/11/09	93,750	—	—	18.40	08/11/19	—	—	—	—
02/17/10	15,625	—	—	22.24	02/17/20	—	—	—	—
11/17/11	8,250	—	—	17.03	11/17/21	—	—	—	—
02/26/13	13,820	13,820	—	16.48	02/26/23	—	—	20,730	129,977
02/24/14	—	—	—	—	—	13,890	87,090	—	—
02/25/15	—	—	—	—	—	102,154	640,506	—	—

Peter E. Ohser
Grant Date:
02/15/06	113	—	—	217.96	02/15/16	—	—	—	—
02/14/07	138	—	—	234.04	02/14/17	—	—	—	—
05/26/10	12,500	—	—	21.44	05/26/20	—	—	—	—
02/15/11	15,000	3,750	18,750	23.28	02/15/21	—	—	—	—
11/17/11	4,460	—	—	17.03	11/17/21	—	—	—	—
02/26/13	11,050	11,049	—	16.48	02/26/23	—	—	—	—
02/24/14	—	—	—	—	—	—	—	18,489	115,926
02/24/14	—	—	—	—	—	12,388	77,673	—	—
02/25/15	—	—	—	—	—	99,536	624,091	—	—

(1)

For options granted in 2009 through October 2011, 50 percent of the shares are considered time-vested and 50 percent of the shares are considered stock performance-vested. The time-vested portion of the options vests (i) for Ms. Patsley, in four equal annual installments, beginning one year from the grant date, and have a ten-year term, or (ii) for the other applicable Named Executives, in five equal annual installments, beginning one year from the grant date, and have a ten-year term. With respect to the stock performance-vested portion of the options, shares vest in two installments when the value of the common stock of the Company reaches a certain price per share for a period of 20 consecutive trading days for each installment during the five-year period following the grant date.

For the options granted November 17, 2011 and thereafter, 25 percent of the options vested on each anniversary of the grant date through the fourth anniversary of the grant date. The options have a ten-year term. The per share purchase price of the shares subject to the options is the fair market value of the Company’s common stock on the grant date.

(2)	For options granted on January 21, 2009, the exercise price was set at $12.00, which amount was determined to be greater than or equal to the fair market value of our common stock on the grant date. For options granted after January 21, 2009, the exercise price was set at $12.00 or the fair market value of our common stock on the grant date, defined as the closing sale price of the shares on the grant date, whichever was higher.

(3)	For awards of time-based RSUs granted during 2014 and 2015, the awards will vest, and become payable in shares of the Company’s common stock, in three substantially equal annual installments beginning one year from the grant date as long as the Named Executive remains continuously employed by the Company through the applicable vesting date. This column also reflects the number of performance-based RSUs that remain eligible to vest pursuant to the performance-based RSUs granted in February 2015, based on actual Company performance with respect to the performance goals as of the end of the performance period (December 31, 2015), as determined by the HRNC in February 2016. These performance-based RSUs vest in three equal installments on each anniversary of the grant date, subject to continuous employment by the Company or one of its subsidiaries through the vesting date.

(4)	For each of the Named Executives, the total number of RSUs set forth in this column represents achievement with respect to applicable performance goals at the target level, which is the maximum level of performance that can be attained. The vesting terms applicable to each award are described below.

For annual awards of performance-based RSUs granted during 2014, the units shall vest, as more fully discussed below, and become payable in shares of the Company’s common stock (1) as long as the participant remains continuously employed by the Company or one of its subsidiaries through the later of the performance period or a vesting date and (2) to the extent the Company attains the performance goals applicable to the performance period of January 1, 2014 through December 31, 2016. The performance goals for these awards are based on the degree to which the Company’s actual performance over the performance period achieves specified “Self-Service Revenue” goals and increases in Adjusted EBITDA, with the RSUs vesting if the performance goal is achieved as of the end of the performance period. Both performance goals must be attained at the threshold level in order for the RSUs to become eligible to vest, but all RSUs will be forfeited if less than 50 percent of the target Adjusted EBITDA goal is attained. Attainment between the threshold and target performance goals is subject to straight-line interpolation. For purposes of these awards, Adjusted EBITDA is defined as Adjusted EBITDA as reported in the Company’s annual financial statements on the Company’s Form 10-K. “Self-Service Revenue” means revenue from “Self-Service” transactions. “Self-Service” transactions means transactions either initiated or received using a method that is directed by the consumer to simplify the transaction process.

(5)	The market value of shares or units of stock is calculated by multiplying the number of shares or units reported with respect to the award by the closing price of our stock on the Nasdaq on December 31, 2015, which was $6.27 per share.

2015 OPTION EXERCISES AND STOCK VESTED TABLE

The following table summarizes the vesting of RSUs during 2015 for each Named Executive. No stock options were exercised by any Named Executives during 2015.

	Option Awards		Stock Awards(1)
Named Executive	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)(2)	Value Realized on Vesting ($)(3)
Pamela H. Patsley	—	—	176,825	$1,130,516
W. Alexander Holmes	—	—	35,033	$224,598
F. Aaron Henry	—	—	32,870	$206,018
Steven Piano	—	—	33,403	$208,305
Peter E. Ohser	—	—	27,339	$171,978

(1)	Represents vesting of (1) performance-based RSUs granted as part of the contingent performance award in 2013 and (2) a portion of the time-based RSUs granted on February 24, 2014.

(2)	Aggregate number of shares acquired upon vesting and reported in the table above includes the number of shares that were withheld for the payment of tax liabilities. The number of shares withheld for the payment of tax liabilities in connection with such vesting was as follows for each of the Named Executives: Ms. Patsley – 74,179 shares; Mr. Holmes – 13,348 shares; Mr. Henry – 8,991 shares; Mr. Piano – 9,136; and Mr. Ohser – 7,478 shares.

(3)	Aggregate dollar amount realized upon vesting is computed by multiplying the number of shares subject to the RSU award that vested by the market value on the Nasdaq of the underlying shares, which in the case of the performance based RSUs granted as part of the contingent performance award in 2013, was $5.63 on February 12, 2016 (which was the date such awards settled, although all vesting conditions and the performance period applicable to such awards were complete as of December 31, 2015), and in the case of the time-based RSUs granted on February 24, 2014, was $8.59 on February 24, 2015. To date and as far as the Company is aware, all of the Named Executives continue to hold all of the shares vested, net of any shares withheld for the payment of tax liabilities as discussed in footnote (2) above.

Retirement Plans

401(k) Plan

The 401(k) plan is the Company’s primary retirement plan for United States employees, including Named Executives. The 401(k) plan is a defined contribution plan that allows employees whose customary employment is for 1,000 hours or more per year to defer up to 50 percent of their eligible compensation on a pre-tax or post-tax basis subject to limitations under the Internal Revenue Code. MoneyGram matches 100 percent of the first three percent and 50 percent of the next two percent of compensation deferred by an eligible employee. In addition, a discretionary contribution may be granted annually by our Board; however, no discretionary contribution was granted for 2015. Employer contributions are initially invested according to a participant’s investment election for employee contributions. Employees may not maintain more than ten percent of their 401(k) plan account balances in MoneyGram stock. Employee contributions and the employer match are immediately 100 percent vested.

Pension Benefits

Other than our 401(k) plan, we do not have any plan that provides for payments or other benefits at, following, or in connection with, retirement.

Non-Qualified Deferred Compensation

None of the Named Executives participates in a plan that provides for the deferral of compensation on a basis that is not tax qualified.

Potential Payments upon Termination or Change of Control

The following tables reflect the amount of compensation that each of the Named Executives would have received in the event of termination of such Named Executive’s employment with MoneyGram under a variety of circumstances, assuming that termination was effective as of December 31, 2015. The amounts represent the compensation and benefits due and payable upon the different termination events as provided for in the applicable agreements and plans in existence as of December 31, 2015. The amounts do not contemplate any changes to existing arrangements or new arrangements that became effective after December 31, 2015, including the employment agreements with Mr. Holmes and Ms. Patsley, each dated July 30, 2015 and effective January 1, 2016, except for amounts provided under the Holmes Employment Agreement that are payable upon his termination of employment by the Company without cause or by him for good reason between July 30, 2015 and December 31, 2015. However, in order to provide our stockholders with the most relevant and up-to-date information regarding our currently existing arrangements, we have described in the footnotes to the tables that follow the payments and benefits that Ms. Patsley and Mr. Holmes are eligible to receive as of January 1, 2016.

While the summaries below provide an estimate of the payments that may be made to the Named Executives, actual payments to a Named Executive upon the various termination events can only be determined at the time of such Named Executive’s actual termination. The tables include only those benefits, if any, that are enhanced or increased as a result of the termination event specified and do not include benefits that the Named Executive is entitled to receive regardless of the termination event, including but not limited to: (i) any base salary earned but not yet paid; (ii) amounts contributed to or accrued and earned under broad-based employee benefit plans, such as the 401(k) plan; and (iii) basic continuation of medical, dental, life and disability benefits.

Potential Payments and Benefits upon Termination due to a Change of Control

Certain of MoneyGram’s compensation and benefit plans contain provisions for enhanced benefits upon termination due to a change of control of MoneyGram. The following table sets forth the benefits each Named Executive would receive under our awards granted pursuant to the 2005 Plan upon a termination of employment without “cause” or for “good reason” due to a change of control of the Company as of December 31, 2015.

Benefit	Pamela H. Patsley(1)	W. Alexander Holmes(2)	F. Aaron Henry(3)	Steven Piano(3)	Peter E. Ohser(3)
Severance payment	$4,070,000	$1,720,000	$400,000	$390,000	$380,000
Bonus (annual cash incentive plan)(4)	1,411,900	465,800	323,200	328,800	327,900
Accelerated vesting of stock options(5)	—	—	—	—	—
Accelerated vesting of RSUs(6)	5,208,758	1,205,734	881,618	857,573	817,689
Accelerated vesting of 2014 Cash Retention Award(7)	2,437,500	225,000	150,000	150,000	150,000
Welfare benefits(8)	23,111	29,207	—	—	—

Total	$13,151,269	$3,645,741	$1,754,818	$1,726,373	$1,675,589

(1)

For a description of Ms. Patsley’s severance benefits under the CEO Employment Agreement, see “Part Four—Other Important Information—Compensation Discussion and Analysis—Executive Employment Agreements—Pamela H. Patsley” in this proxy statement. The Patsley CEO Employment Agreement provides special accelerated vesting terms for outstanding equity awards if Ms. Patsley has a qualifying termination of employment within 12 months following a change of control, including (a) immediate vesting in full of all options and any other long-term incentive awards subject only to time-based vesting criteria, and (b) immediate vesting of a pro-rata portion of each performance-based equity or equity-based award assuming the applicable performance goal for such award was achieved at target level. If Ms. Patsley’s employment was terminated on or after January 1, 2016, the terms of the Patsley Executive Chairman Employment Agreement would apply, as described in greater detail in “Part Four—Other Important Information—Compensation Discussion and Analysis—Executive Employment Agreements—Pamela H. Patsley.” The Patsley Executive Chairman Employment Agreement does not provide any special payments or benefits upon a termination of employment in connection with a change of control. Please see footnote (1) to the “Potential Payments and Benefits upon Termination without Cause or Termination by Executive with Good Reason” table for an explanation of amounts potentially payable to Ms. Patsley under the Patsley Executive Chairman Employment Agreement upon a termination of employment by the Company without cause or by Ms. Patsley for good reason, in each case, on or after January 1, 2016.

(2)	The Holmes Employment Agreement does not provide for specific change of control severance benefits but does provide cash severance payments to Mr. Holmes in the event his employment is terminated by the Company without “cause” or for “good reason” between July 30, 2015 and December 31, 2015, based on his annual base salary and annual target bonus in effect on the date of termination, which are reflected in the table above. Please see “Part Four—Other Important Information—Compensation Discussion and Analysis—Executive Employment Agreements—W. Alexander Holmes” for a description of the severance benefits under the Holmes Employment Agreement and footnote (2) to the “Potential Payments and Benefits upon Termination without Cause or Termination by Executive with Good Reason” table for an explanation of amounts potentially payable to Mr. Holmes under the Holmes Employment Agreement upon a termination of employment by the Company without cause or by Mr. Holmes for good reason, in each case, on or after January 1, 2016. In the event of a termination of his employment on or before December 31, 2015, treatment of Mr. Holmes’ outstanding cash and equity-based incentive awards was governed by the terms of the applicable award agreements.

(3)	The severance agreements with Messrs. Henry, Piano and Ohser do not provide for specific change of control severance payments, but do provide for certain payments upon termination without cause. As such, depending on the circumstances, Messrs. Henry, Piano and Ohser may be entitled to severance payments if they are terminated in connection with a change of control of the Company. The table above therefore reflects payments under the severance agreements with Messrs. Henry, Piano and Ohser upon termination without cause, which are the same amounts included in the next table.

(4)	Amount represents a 2015 annual cash incentive plan payment based on actual achievement of Company performance goals through December 31, 2015.

(5)	Valuation is based upon the spread between the exercise price and the closing market price of our common stock on December 31, 2015 on options that would vest upon a change of control in connection with an involuntary termination without “cause” or “good reason.” No amounts are included for the acceleration of stock option awards, as the exercise price for all outstanding options exceeded the price of our common stock on December 31, 2015.

(6)	Valuation is based on the number of shares subject to the RSU award (assuming achievement of performance goals at the target level with respect to RSUs subject to performance-based vesting) that would vest upon a change in control in connection with an involuntary termination without “cause” or “good reason” multiplied by the closing market price of our common stock on December 31, 2015, which was $6.27 per share.

(7)	Amount represents the value of the cash retention award granted in December 2014 that would accelerate (a) with respect to Ms. Patsley, upon her termination without “cause,” for “good reason” or due to death or disability and (b) with respect to the Named Executives other than Ms. Patsley, upon a termination without “cause” or due to death or disability. If termination occurs pursuant to one of such events, the Named Executives other than Ms. Patsley are entitled to accelerated vesting of the next award installment, or 25% of the total award on December 31, 2015, and Ms. Patsley is entitled to full accelerated vesting of the award.

(8)	Amount represents the value of continued welfare benefits during the applicable severance period, which is up to 24 months for Ms. Patsley under both the Patsley CEO Employment Agreement and the Executive Chairman Employment Agreement. In addition, Mr. Holmes is entitled to continued welfare benefits for up to 24 months if his employment is terminated without cause or for good reason after July 30, 2015 under the Holmes Employment Agreement.

Potential Payments and Benefits upon Termination without Cause or Termination by Executive with Good Reason

If at any time on or after the first anniversary of the date a Named Executive (other than Ms. Patsley and Mr. Holmes) first became an employee of the Company such Named Executive’s employment is terminated without “cause” (other than by reason of death or disability), and in the case of Ms. Patsley and Mr. Holmes, also if her or his employment is terminated without “cause” or if she or he terminates employment for “good reason,” such Named Executive shall be entitled to receive the following benefits under their respective agreements as of December 31, 2015.

Benefit	Pamela H. Patsley(1)	W. Alexander Holmes(2)	F. Aaron Henry(3)	Steven Piano(3)	Peter E. Ohser(3)
Severance Payment(4)	$4,070,000	$1,720,000	$400,000	$390,000	$380,000
Bonus (annual cash incentive plan)(5)	1,411,900	465,800	323,200	328,800	327,900
Accelerated vesting of stock options(6)	—	—	—	—	—
Accelerated vesting of RSUs(7)	5,498,119	362,092	263,372	256,381	246,279
Accelerated vesting of 2014 Cash Retention Award(8)	2,437,500	225,000	150,000	150,000	150,000
Welfare Benefits(9)	23,111	29,207	—	—	—

Total	$13,440,630	$2,802,099	$1,136,572	$1,125,181	$1,104,179

(1)	For a description of Ms. Patsley’s severance benefits under the CEO Employment Agreement, see “Part Four—Other Important Information—Compensation Discussion and Analysis—Executive Employment Agreements—Pamela H. Patsley” in this proxy statement. If Ms. Patsley’s employment was terminated on or after January 1, 2016, the terms of the Patsley Executive Chairman Employment Agreement would apply, as described in greater detail in “Part Four—Other Important Information—Compensation Discussion and Analysis—Executive Employment Agreements—Pamela H. Patsley.” The severance provisions of both of her agreements upon a termination without cause or for good reason are substantially similar; however, based on the base salary and target annual incentive opportunity in effect as of January 1, 2016, Ms. Patsley severance payment would be $2,600,000 instead of the amount disclosed in the table above.

(2)	The Holmes Employment Agreement provides severance benefits to Mr. Holmes in the event his employment is terminated by the Company without “cause” or for “good reason” between July 30, 2015 and December 31, 2015, based on his annual base salary and annual target bonus in effect on the date of termination, which are reflected in the table above. See “Part Four—Other Important Information—Compensation Discussion and Analysis—Executive Employment Agreements—W. Alexander Holmes” for more information. If Mr. Holmes’ employment was terminated on or after January 1, 2016, the base salary and annual target bonus opportunity set forth in the Holmes Employment Agreement would apply, and Mr. Holmes’ severance payment would be $2,900,000 instead of the amount disclosed in the table above. In addition, in the event of a termination on or after January 1, 2016, Mr. Holmes’ outstanding cash and equity-based incentive awards (a) granted prior to January 1, 2016, will continue to be governed by the terms of the applicable award agreements, and (b) granted on or after January 1, 2016, will (i) immediately vest as to the portion of each award that would have vested on the next regularly scheduled vesting date (in the case of all awards subject solely to time-based vesting conditions) and (ii) remain outstanding and eligible to vest pro-rata subject to achievement of the applicable performance goals (in the case of all awards subject to performance-based vesting conditions).

(3)

Messrs. Henry, Piano and Ohser entered into the Company’s standard severance agreement. The Company adopted this standard severance agreement in 2009, which provides severance if the Named Executive’s employment is terminated by the Company without cause. The severance agreements provide for: (i) salary severance equal to the Named Executive’s then current monthly base salary multiplied by 12; and (ii) bonus severance equal to a pro rata portion of the Named Executive’s annual target incentive bonus for the year in which the termination occurs (not to exceed the Named Executive’s annual target incentive opportunity), payable in a lump sum. For a description of the severance agreement, see “Part Four—Other Important Information—Compensation Discussion and Analysis—Severance Benefits.”

(4)	For a description of the calculation of the salary severance payment, see the discussion of the employment agreements and severance agreements set forth in “Part Four—Other Important Information—Compensation Discussion and Analysis” in this proxy statement.

(5)	Amount represents a 2015 annual cash incentive plan payment based on actual achievement of Company performance goals through December 31, 2015.

(6)	Valuation is based upon the spread between the exercise price and the closing market price of our common stock on December 31, 2015 on options that would vest upon termination without “cause” or with “good reason.” No amounts are included for the acceleration of stock option awards, as the exercise price for all outstanding options exceeded the price of our common stock on December 31, 2015.

(7)	Valuation is based on the number of shares subject to the RSU award (assuming achievement of performance goals at the target level with respect to RSUs subject to performance-based vesting) that would vest upon a termination without “cause” or with “good reason” multiplied by the closing market price of our common stock on December 31, 2015, which was $6.27 per share.

(8)	Amount represents the value of the cash retention award granted in December 2014 that would accelerate (a) with respect to Ms. Patsley, upon her termination without “cause,” for “good reason” or due to death or disability and (b) with respect to the Named Executives other than Ms. Patsley, upon a termination without “cause” or due to death or disability. If termination occurs pursuant to one of such events, the Named Executives other than Ms. Patsley are entitled to accelerated vesting of the next award installment, or 25% of the total award, on December 31, 2015, and Ms. Patsley is entitled to full accelerated vesting of the award.

(9)	Amount represents the value of continued welfare benefits during the applicable severance period, which is up to 24 months for Ms. Patsley under both the Patsley CEO Employment Agreement and the Executive Chairman Employment Agreement. In addition, Mr. Holmes is entitled to continued welfare benefits for up to 24 months if his employment is terminated without cause or for good reason after July 30, 2015 under the Holmes Employment Agreement.

Potential Payments and Benefits upon Retirement, Death or Disability

The columns in the table below represent payments that would be due to each of the Named Executives in the event of a qualified retirement (age 55 with ten years of service) or the Named Executive’s death or disability. The Named Executives would be entitled to receive pro rata payments under certain incentive plans, acceleration of vesting for certain stock options and certain pro rata vesting of RSUs. The payments below assume that the termination event occurred as of December 31, 2015.

Benefit	Pamela H. Patsley(1)	W. Alexander Holmes	F. Aaron Henry	Steven Piano	Peter E. Ohser
Severance Payment	$—	$—	$—	$—	$—
Bonus (annual cash incentive plan)(2)	1,411,900	465,800	323,200	328,800	327,900
Accelerated vesting of stock options(3)	—	—	—	—	—
Accelerated vesting of RSUs(4)	1,966,987	362,092	263,372	256,381	246,279
Accelerated vesting of 2014 Cash Retention Award(5)	2,437,500	225,000	150,000	150,000	150,000
Welfare Benefits	—	—	—	—	—

Total	$5,816,387	$1,052,892	$736,572	$735,181	$724,179

(1)	If Ms. Patsley’s employment was terminated on or after January 1, 2016, the terms of the Executive Chairman Employment Agreement would apply, as described in greater detail in “Part Four—Other Important Information—Compensation Discussion and Analysis—Executive Employment Agreements—Pamela H. Patsley.” Upon a termination due to death or disability, the Executive Chairman Employment Agreement provides Ms. Patsley with the same severance payments and benefits as a termination without “cause” or for “good reason.” Please see footnote (1) to the “Potential Payments and Benefits upon Termination without Cause or Termination by Executive with Good Reason” table for more information regarding these potential payments and benefits.

(2)	Pursuant to the annual cash incentive plan, if a participant terminates employment due to (i) retirement upon attaining age 55 or older and completing 10 years of service with the Company, (ii) death, or (iii) disability, the participant is eligible to receive a pro rata bonus award if bonus awards are paid by the Company.

(3)	Valuation is based upon the spread between the exercise price and the closing market price of our common stock on December 31, 2015 on options that would vest upon termination due to retirement or death or disability. No amounts are included for the acceleration of stock option awards, as the exercise price for all outstanding options exceeded the price of our common stock on December 31, 2015.

(4)	Valuation is based on the number of shares subject to the RSU award (assuming achievement of performance goals at the target level with respect to RSUs subject to performance-based vesting) that would vest upon a termination due to retirement or death or disability multiplied by the closing market price of our common stock on December 31, 2015, which was $6.27 per share.

(5)	Amount represents the value of the cash retention award granted in December 2014 that would accelerate (a) with respect to Ms. Patsley, upon her termination without “cause,” for “good reason” or due to death or disability and (b) with respect to the other Named Executives, upon termination without “cause” or due to death or disability. If termination occurs pursuant to one of such events, the Named Executives other than Ms. Patsley are entitled to accelerated vesting of the next award installment, or 25% of the total award, on December 31, 2015, and Ms. Patsley is entitled to full accelerated vesting of the award.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires that our directors and executive officers, and persons who own more than 10 percent of a registered class of our equity securities, file reports of ownership and changes in ownership of our securities with the SEC and the Nasdaq. Based on our records and written representations from reporting persons, we believe that all reports for directors and executive officers that were required to be filed were filed in 2015 on a timely basis.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information about our common stock that may be issued as of December 31, 2015 under the 2005 Plan, which was our only existing equity compensation plans as of December 31, 2015.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)(1)	Weighted average exercise price ($) of outstanding options, warrants and rights (b)(2)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by stockholders	7,511,537	$19.20	7,373,664
Equity compensation plans not approved by stockholders	—	—	—

Total	7,511,537	$19.20	7,373,664

(1)	Represents shares subject to outstanding stock options and outstanding RSU awards granted under the 2005 Plan. In the case of performance-based RSUs, the target payout level of 100% of the RSUs awarded has been used, which represents the maximum payout level for all performance-based RSUs.

(2)	The weighted average exercise price is calculated based solely on the exercise prices of the outstanding options and does not reflect the shares that will be issued upon the vesting of outstanding awards of RSUs, which have no exercise price.

POLICY AND PROCEDURES REGARDING TRANSACTIONS WITH RELATED PERSONS

The Audit Committee of the Board adopted our Policy and Procedures regarding Transactions with Related Persons. In accordance with our written policy, the Audit Committee is responsible for the review, approval or ratification of all transactions with related persons that are required to be disclosed under the rules of the SEC. Under the policy, a “related person” includes any of our directors or executive officers, certain of our stockholders and any of their respective immediate family members. The policy applies to transactions in which MoneyGram is a participant, a “related person” will have a direct or indirect material interest, and the amount involved exceeds $120,000. Under the policy, management of MoneyGram is responsible for disclosing to the Audit Committee all material information related to any covered transaction prior to entering into the transaction. The Audit Committee may use any process and review any information that it determines is reasonable under the circumstances in order to determine whether the covered transaction is fair and reasonable and on terms no less favorable to MoneyGram than could be obtained in a comparable arms-length transaction with an unrelated third party.

In addition, the Purchase Agreement provides that the Company is not permitted to engage in any Affiliated Transaction (as defined in the Purchase Agreement) with the Investors, or take certain other specified actions, without approval of the Independent Directors (as defined in the Purchase Agreement).

TRANSACTIONS WITH RELATED PERSONS

The transactions set forth below include transactions involving the Company and THL and/or the Goldman Sachs Group. THL and the Goldman Sachs Group are each beneficial owners of more than five percent of our voting securities (on a diluted basis assuming conversion of the D Stock). As discussed herein, THL has appointed Messrs. Lawry and Rao, who are Managing Directors of Thomas H. Lee Partners, L.P., as its Board Representatives. Because of the positions they have with THL, Messrs. Lawry and Rao could have an indirect interest in the transactions with THL described herein.

Equity Purchase Agreement

To effect the 2008 Recapitalization, on March 17, 2008, we entered into the Purchase Agreement with the Investors, and on March 25, 2008, we completed the transactions contemplated by the Purchase Agreement. The Purchase Agreement contains customary public company representations and warranties by us to the Investors and customary representations and warranties from the Investors to us. We agreed in the Purchase Agreement to indemnify the Investors and certain parties related to the Investors from and against damages relating to the authorization, execution, delivery and performance of the Purchase Agreement and documents related to the Purchase Agreement.

Pursuant to the Purchase Agreement, the Investors have certain rights with respect to representation on and observation of the Board and committees of the Board, which resulted in a change to the composition of the majority of the Board. The Purchase Agreement provides that the Investors are entitled to appoint that number of directors as is proportionate to the Investors’ common stock ownership, calculated on a fully-converted basis. For so long as the Investors are entitled to appoint Board Representatives, the Investors shall also be entitled to representation on all committees of the Board, with a minimum of one Board Representative serving on each committee of the Board, subject to certain exceptions and applicable laws and regulations. As discussed above, THL has designated Messrs. Lawry and Rao to serve as its Board Representatives. Effective May 2011, the Goldman Sachs Group no longer has the right to designate a director to the Board. For additional information, see “Part Two—Board of Directors and Governance—Board Representation” in this proxy statement.

Equity Registration Rights Agreement

The Company and the Investors also entered into a Registration Rights Agreement, referred to herein, as amended, as the Equity Registration Rights Agreement, on March 25, 2008, with respect to the Registrable Securities (as defined therein), which include the D Stock and the common stock owned by the Investors and their affiliates. As required by the terms of the Equity Registration Rights Agreement, we have filed with the SEC a shelf registration statement relating to the offer and sale of the Registrable Securities. We are obligated to keep the shelf registration statement continuously effective under the Securities Act, until the earlier of (1) the date as of which all of the Registrable Securities have been sold, (2) the date as of which each of the holders of the Registrable Securities is permitted to sell its Registrable Securities without registration pursuant to Rule 144 under the Securities Act, and (3) fifteen years. The holders of the Registrable Securities are also entitled to six demand registrations and unlimited piggyback registrations during the term of the Equity Registration Rights Agreement.

Ceridian Corporation

Mr. Rao serves on the board of directors of Ceridian HCM Holding, Inc., a subsidiary of Ceridian Corporation. Ceridian Corporation provides payroll processing and card-related processing services to the Company. Mr. Rao is a Managing Director of Thomas H. Lee Partners, L.P. During 2015, we paid Ceridian Corporation approximately $200,000 for payroll and other processing services provided to the Company. THL and its affiliates beneficially own a majority of the voting stock of Ceridian Corporation.

West Interactive Corporation

In July 2011, our wholly-owned subsidiary, MoneyGram Payment Systems, Inc., entered into an agreement with West Interactive Corporation, or West Interactive, a subsidiary of West Corporation, pursuant to which West Interactive has agreed to provide infrastructure services for our global customer contact centers. Affiliates of THL are the largest single owner of West Corporation’s outstanding equity interests and have two representatives on West Corporation’s board of directors. In 2015, the Company paid West Corporation approximately $4.0 million in fees for services.

Other Matters

In connection with the 2011 stockholders’ derivative complaint that was ultimately resolved in October 2012, THL and the individuals nominated by THL as directors of the Company, referred to collectively herein as the THL Directors, waived all rights to receive cash or equity compensation from the Company for services by the THL Directors or any other directors nominated by THL, and the Company contributed $2.0 million toward the settlement payment in recognition of such waiver.

STOCKHOLDER PROPOSALS FOR THE 2017 ANNUAL MEETING

In order for a stockholder proposal, including a director nomination, to be considered for inclusion in our proxy statement for the 2017 annual meeting of stockholders, the written proposal must be received at our principal executive offices at 2828 North Harwood Street, 15th Floor, Dallas, Texas 75201, Attention: Corporate Secretary, on or before December 5, 2016. The proposal must comply with SEC regulations regarding the inclusion of stockholder proposals in company-sponsored proxy materials.

In accordance with our Bylaws, in order for a stockholder proposal not included in our proxy statement to be properly brought before the 2017 annual meeting of stockholders, a stockholder’s notice of the matter the stockholder wishes to present must comply with the requirements set forth in our Bylaws, and specifically, must be delivered to our principal executive offices at 2828 North Harwood Street, 15th Floor, Dallas, Texas 75201, Attention: Corporate Secretary, not less than 90 nor more than 120 days prior to the first anniversary of the date of this annual meeting of stockholders, unless the date of the 2017 annual meeting of stockholders is advanced by more than 30 days or delayed by more than 60 days from the first anniversary of the date of this annual meeting. As a result, any notice given by or on behalf of a stockholder pursuant to these provisions of our Bylaws (and not pursuant to the SEC’s Rule 14a-8) must be received no earlier than January 11, 2017, and no later than February 10, 2017, unless the date of the 2017 annual meeting of stockholders is advanced by more than 30 days or delayed by more than 60 days from the first anniversary of the date of this annual meeting, in which case, any such notice must be received no later than the 10th day following the day on which public announcement of the date of such meeting is first made by us.

2015 ANNUAL REPORT ON FORM 10-K

Our 2015 Annual Report on Form 10-K, including financial statements for the year ended December 31, 2015, is available on the Internet at www.moneygram.com. Stockholders who wish to obtain a paper copy of our 2015 Annual Report on Form 10-K may do so without charge by writing to MoneyGram International, Inc., 2828 North Harwood Street, 15th Floor, Dallas, Texas 75201, Attention: Investor Relations.

OTHER MATTERS

We do not know of any other matters that may be presented for consideration at this annual meeting of stockholders. If any other business does properly come before the meeting, the persons named as proxies on the enclosed proxy card will vote as they deem in the best interests of MoneyGram.

Francis Aaron Henry

Executive Vice President, General Counsel and

Corporate Secretary

MoneyGram International, Inc.

2828 North Harwood Street

15th Floor

Dallas, Texas 75201

Telephone: (214) 999-7552

Dated: April 4, 2016

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions up until 11:59 P.M. Eastern Time on May 10, 2016 (or 11:59 P.M. Eastern Time on May 8, 2016 for 401(k) plan participants). Have your proxy card in hand when you access the web site and follow the instructions outlined on the web site.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on May 10, 2016 (or 11:59 P.M. Eastern Time on May 8, 2016 for 401(k) plan participants). Have your proxy card in hand when you call and then follow the instructions provided by the recorded message.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: ☒
KEEP THIS PORTION FOR YOUR RECORDS
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY

The Board of Directors recommends you vote FOR the following:
1.	Election of Directors
	Nominees		For	Against	Abstain
1a	J. Coley Clark		☐	☐	☐

NOTE: In their discretion, the proxies named on the reverse side of this card are authorized to vote upon such other business as may properly come before the meeting or any adjournment or postponement thereof.

1b	Victor W. Dahir		☐	☐	☐
1c	Antonio O. Garza		☐	☐	☐
1d	W. Alexander Holmes		☐	☐	☐
1e	Seth W. Lawry		☐	☐	☐
1f	Pamela H. Patsley		☐	☐	☐
1g	Michael P. Rafferty		☐	☐	☐
1h	Ganesh B. Rao		☐	☐	☐
1i	W. Bruce Turner		☐	☐	☐
1j	Peggy Vaughan		☐	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

SHARES CUSIP # SEQUENCE #
Signature [PLEASE SIGN WITHIN BOX]		Date		JOB #		Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, Form 10-K is/are available at www.proxyvote.com

MONEYGRAM INTERNATIONAL, INC. Annual Meeting of Stockholders Wednesday, May 11, 2016 This proxy is solicited by the Board of Directors

The stockholder(s) hereby appoint(s) Pamela H. Patsley and Francis Aaron Henry, or either of them, as proxies, each with the power to appoint his or her substitute, and hereby authorizes them to represent and to vote all of the shares of Common Stock of MONEYGRAM INTERNATIONAL, INC. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 8:00 A.M., Central Time, on May 11, 2016 at the Crescent Club, 200 Crescent Court, Dallas, Texas 75201 and any adjournment or postponement thereof as designated on the reverse side of this proxy and in their discretion upon such other business that may properly come before the meeting and any adjournment of postponement thereof.

Attention participants in the MoneyGram International, Inc. 401(k) Plan: If you are a participant in MoneyGram’s 401(k) plan, your proxy will serve as a voting instruction to the Independent Fiduciary, Fiduciary Counselors. The Independent Fiduciary shall instruct the Trustee, Wells Fargo Bank N.A. The Independent Fiduciary shall follow each participant’s instructions unless it determines that doing so would be contrary to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”). If no voting instructions are received from a participant in the 401(k) plan, the Trustee will vote those shares in accordance with the majority of shares voted in the 401(k) plan for which instructions were received, unless the Independent Fiduciary determines that doing so would be contrary to ERISA and instructs the Trustee to vote such shares differently. Your proxy must be received no later than 11:59 P.M., Eastern Time, on May 8, 2016 so that there is adequate time to tabulate the voting instructions. Your voting instructions will be kept confidential.

This proxy, when properly executed, will be voted in the manner directed herein and as the proxies deem advisable on such other matters as may properly come before the meeting and any adjournment of postponement thereof. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations.

Continued and to be signed on reverse side